Filed Pursuant to Rule 424(b)(3)
Registration No. 333-119285
PROSPECTUS

$160,000,000

Renal Care Group, Inc.

9% SENIOR SUBORDINATED NOTES DUE 2011

      National Nephrology Associates, Inc. is our predecessor in interest, and we refer to them in this prospectus as NNA. NNA issued the notes offered in this prospectus on October 22, 2003 in reliance upon an available exemption from the registration requirements of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act. On April 2, 2004, we acquired NNA and assumed all of its obligations under the notes. The selling securityholders named in this prospectus will use this prospectus to resell their notes. We will not receive any proceeds from the sale of the notes offered by the selling securityholders pursuant to this prospectus. The selling securityholders, and the maximum amount of notes that they may offer, are identified beginning on page 67 of this prospectus.

      On May 1, 2004, we began paying interest on the outstanding notes and will make such payments on May 1 and November 1 of each year until their maturity on November 1, 2011.

      All of our wholly owned domestic subsidiaries will fully and unconditionally guarantee the notes on a senior subordinated basis.

      We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

      Investing in the notes involves risks. You should consider carefully the risk factors beginning on page 6 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

      Neither the Securities and Exchange Commission, to which we refer in this prospectus as the SEC, nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2004

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PROSPECTUS SUMMARY

Our Company

      We provide dialysis services to patients with chronic kidney failure, also known as end-stage renal disease or ESRD. As of September 30, 2004, we provided dialysis and ancillary services to more than 29,300 patients at over 410 owned outpatient dialysis centers in 32 states, in addition to providing acute dialysis services at more than 200 hospitals. We were formed in 1996 by a group of leading nephrologists with the objective of creating a company with the clinical and financial capability to manage the full range of care for ESRD patients on a cost-effective basis.

      In our dialysis facilities, ESRD patients receive dialysis treatments, generally three times a week, in a technologically advanced outpatient setting. According to the Centers for Medicare & Medicaid Services, or CMS, there were more than 4,000 facilities providing outpatient dialysis services in the United States at the end of 2001. In the 1980’s and 1990’s, many outpatient dialysis facilities were owned by practicing nephrologists and comprised an integral component of their practice, because of the critical role that dialysis plays in the treatment of ESRD patients. The dialysis services industry has been consolidating since before we were formed. As a result, we believe that as of July 31, 2004, approximately 66% of outpatient dialysis centers are now owned by multi-center dialysis companies, approximately 16% are owned by independent physicians, small chains and other small operators, and approximately 18% are hospital-based centers.

      Renal Care Group, Inc. is a Delaware corporation. Our principal executive offices are located at 2525 West End Avenue, Suite 600, Nashville, Tennessee 37203, and our telephone number is (615) 345-5500. Our corporate website address is www.renalcaregroup.com. We are not incorporating the information on our website into this prospectus. You should not consider our website a part of this prospectus.

The Dialysis Industry

End-Stage Renal Disease

      ESRD is a state of advanced kidney failure. ESRD is irreversible and, without a kidney transplant, ultimately lethal. It is most commonly a result of complications associated with diabetes, hypertension, certain renal and hereditary diseases, aging and other factors. In order to sustain life, ESRD patients must receive either dialysis for the remainder of their lives or a successful kidney transplant. By the end of 2001, dialysis was the primary treatment for approximately 72% of all ESRD patients in the United States, and the remaining 28% of ESRD patients had functioning kidney transplants.

      According to United States Renal Data System estimates, direct medical payments for ESRD totaled $22.8 billion during 2001. Of the total direct medical payments for ESRD, approximately $15.4 billion was paid by the federal government through the Medicare program. As a result of legislation enacted in 1972, the federal government provides Medicare benefits to patients who are diagnosed with ESRD, if they are eligible for Social Security, regardless of their age or financial circumstances.

      According to CMS data, the number of ESRD patients in the United States who need dialysis grew from approximately 66,000 in 1982 to approximately 292,000 as of December 31, 2001. Based on data from the United States Renal Data System, the rate of ESRD incidence among Medicare-eligible patients was approximately 334 patients per million in 2001 as compared to 111 patients per million in 1984.

      Based on these trends, United States Renal Data System forecasts indicate that the total number of ESRD patients, including those with functioning transplants, will grow from approximately 406,000 in 2001 to 661,000 in 2010. The growth in the number of ESRD patients is expected to result principally from the aging of the population along with better treatment of, and better survival rates for, diabetes and other illnesses that lead to chronic kidney disease, reduced somewhat by declines in incidence of ESRD among patients with high blood pressure as a result of better treatments for high blood pressure. In addition, as a result of improved technology, older patients and patients who could not previously tolerate dialysis due to other illnesses can now receive life-sustaining dialysis treatment.

Treatment Options for End-Stage Renal Disease

      The three current treatment options for patients with ESRD are as follows:

•	hemodialysis performed in a hospital setting, an outpatient facility or a patient’s home;

•	peritoneal dialysis, which is generally performed in the patient’s home; and

•	kidney transplant surgery.

      According to CMS data, in 2001 approximately 91% of patients on dialysis in the United States received hemodialysis in an outpatient setting, and approximately 9% received hemodialysis or peritoneal dialysis in their homes.

      Hemodialysis is the most common form of ESRD treatment. It is generally performed either in a freestanding center or in a hospital. The process of hemodialysis uses a dialyzer, essentially an artificial kidney, to remove certain toxins, fluid and chemicals from the patient’s blood and another device that controls external blood flow and monitors the patient’s vital signs. The dialysis process occurs across a semi-permeable membrane that divides the dialyzer into two chambers. While the blood is circulated through one chamber, a pre-mixed dialysis fluid is circulated through the adjacent chamber. The toxins and excess fluid contained in the patient’s blood cross the membrane into the dialysis fluid. Hemodialysis usually takes about four hours and is usually administered three times per week for the life of the patient or until the patient receives a transplant.

      Peritoneal dialysis is typically performed by the patient at home and uses the patient’s abdominal cavity to eliminate fluids and toxins in the patient’s blood. There are several forms of peritoneal dialysis. Continuous ambulatory peritoneal dialysis and continuous cycling peritoneal dialysis are the most common. Under each method, the patient’s blood is circulated across the peritoneal membrane into a dialysis solution that removes toxins and excess fluid from the patient’s blood. Patients treated at home are monitored monthly either by a visit from a staff person from a designated outpatient dialysis center or by a visit by the patient to a dialysis center or home dialysis support facility.

      Kidney transplants, when successful, are the preferred form of therapy for ESRD patients. There is a shortage of donors that severely limits the availability of this procedure as a treatment option. Only about 6% of ESRD patients receive kidney transplants each year.

Nephrology Practice

      Caring for ESRD patients is typically the primary clinical activity of a physician specializing in nephrology, known as a nephrologist. A nephrologist’s other clinical activities include the post-surgical care of kidney transplant patients, the diagnosis and treatment of kidney diseases in patients who are at risk for developing ESRD, and the diagnosis, treatment and management of clinical disorders including hypertension, kidney stones and autoimmune diseases. Because of the complexity involved in treating patients with chronic kidney disease, the nephrologist usually assumes the role of primary care physician for the ESRD patient. While some nephrologists practice independently or are members of multi-specialty groups, most nephrologists practice in small single-specialty groups. A nephrology group’s practice often covers a relatively large geographic service area. Outside metropolitan areas, a large geographic area may be served by only one nephrology group. Most nephrologists also have a significant office practice, consult on numerous hospitalized patients who are not on dialysis and follow the clinical outcomes of kidney transplant patients.

Summary of The Notes

      For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of the Notes.”

Background	On October 22, 2003, NNA, our predecessor in interest, completed a private offering of the notes in a transaction exempt from registration under the Securities Act. In connection with offering the notes, NNA entered into a registration rights agreement, dated as of October 22, 2003, with the initial purchasers of the notes. On April 2, 2004, we acquired NNA and assumed its obligations under the notes and the registration right agreement. The filing of the registration statement of which this prospectus is a part is intended to satisfy one of our obligations under the registration rights agreement.

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholders of the notes.

Issuer	Renal Care Group, Inc.

Notes	$160,000,000 in aggregate principal amount of 9% Senior Subordinated Notes due 2011.

Maturity	November 1, 2011.

Interest Rate and Payment Dates	9% per annum, payable semi-annually in cash in arrears on May 1 and November 1 of each year. On May 1, 2004, we began paying interest on the outstanding notes.

Guarantees	The notes are fully and unconditionally guaranteed on a senior subordinated basis by all of our wholly owned domestic subsidiaries.

Ranking	The notes and the guarantees are unsecured senior subordinated obligations. Accordingly, they rank:

• behind all of our and the guarantors’ existing and future senior debt, whether or not secured, and the debt of our non-guarantors;

• equally with all our and the guarantors’ existing and future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the notes; and

• ahead of any of our and the guarantors’ future debt that expressly provides that it is subordinated to the notes.

As of September 30, 2004, the notes and the subsidiary guarantees ranked junior in right of payment to approximately $356.9 million of senior indebtedness, and $139.6 million was available for borrowing as additional senior debt under our credit facility. In the future, we may issue debt that ranks senior, equal or subordinate to the notes.

Optional Redemption	After November 1, 2007, we may redeem some or all of the notes at any time at the redemption prices described under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest to the date of redemption. At any time on or prior to November 1, 2007, we may redeem some or all of the notes at any time at a price equal to 100% of their outstanding principal amount plus the make-whole premium described under “Description of the Notes — Optional Redemption.” Prior to November 1, 2006, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds from public equity offerings at the redemption price described under “Description of the Notes — Optional Redemption.”

Change of Control	If we experience a change of control (as that term is defined in the indenture entered into in connection with the issuance of the original notes), we must offer to purchase the notes at a purchase price of 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the date of purchase. We made such an offer in connection with our recently completed acquisition of NNA. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

Basic Covenants of Indenture	We issued the notes under an indenture that, among other things, restricts our and our guarantors’ ability to:

• incur additional debt;

• pay dividends on, or redeem or repurchase stock;

• create liens;

• make specified types of investments;

• apply net proceeds from certain asset sales;

• engage in transactions with our affiliates;

• merge or consolidate;

• restrict dividends or other payments from subsidiaries; and

• sell, assign, transfer, lease, convey or dispose of assets.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of the Notes — Certain Covenants.”

Absence of a Public Market	There is no public market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them.

Risk Factors	You should read “Risk Factors” beginning on page 6 of this prospectus so that you understand the risks associated with an investment in the notes.

      You should carefully consider all of the information contained in this prospectus, including the discussion in the “Risk Factors” section, before investing in the notes to ensure you understand the risks associated with investing in the notes.

Ratio of Earnings to Fixed Charges

      The table below sets forth the ratio of earnings to fixed charges of our company and our consolidated subsidiaries on a historical basis for each of the periods presented.

Year Ended December 31
					For the Nine Months
1999	2000	2001	2002	2003	Ended September 30, 2004

8.8x	10.4x	15.1x	19.6x	22.2x	8.1x

RISK FACTORS

Risks Relating to Our Debt, Including the Notes

We may not have sufficient cash flow from our business to pay our substantial debt.

      As of September 30, 2004, we and our subsidiaries had total consolidated debt of approximately $516.5 million and cash of $42.0 million. Also, subject to limitations, including those contained in the indenture governing the notes and those contained in our credit facility, we are not and will not be prohibited from incurring additional debt, some of which may be secured.

      Due to the large amount of our consolidated debt, we may not generate enough cash from our operations to meet these obligations or to fund other liquidity needs. Our ability to generate cash in the future is, to some extent, subject to risks and uncertainties that are beyond our control. If we are unable to meet our debt obligations, we may need to refinance all or a portion of our debt, sell assets or raise funds in the capital markets. However, we cannot assure you that, if we are unable to pay our debt, we will be able to refinance it, obtain additional equity capital or sell assets, in each case on commercially reasonable terms, or at all, or otherwise to fund our liquidity needs.

      If for any reason we are unable to meet our debt obligations, we would be in default under the terms of our agreements governing our outstanding debt. If such a default were to occur, the lenders under our credit facility could elect to declare all amounts outstanding under the credit facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under our credit facility. In addition, if such a default were to occur, the notes would become immediately due and payable. If our lenders accelerate these debt obligations, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our other debt holders, including holders of the notes.

If a change of control occurs, such as our acquisition of NNA, we may have to spend a substantial amount of cash or incur additional indebtedness to satisfy our obligation to repurchase the notes from holders who choose to tender their notes pursuant to certain procedures in the indenture.

      Upon specified change of control events the holders of the notes have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of the notes they hold at an offer price in cash equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest thereon, if any, to the date of purchase.

      When a change of control occurs, we may not be able to pay the purchase price for all of the notes tendered for repurchase. Our failure to purchase tendered notes would constitute an event of default under the indenture, which in turn would constitute a default under our credit facility. In addition, the terms of our credit facility restrict our ability to purchase notes. Future credit agreements or other agreements relating to debt may contain similar or more restrictive provisions. We may not be able to secure the consent of our lenders to repurchase the notes or refinance the borrowings that prohibit us from repurchasing the notes. If we do not obtain a consent or repay the borrowings, we could not repurchase the notes.

      Alternatively, even if we are able to pay the purchase price for the notes tendered for repurchase, we may have to use a substantial amount of cash to do so, which will deplete our funds to meet our other cash obligations or cause us to incur additional indebtedness to repurchase the notes.

      These repurchase requirements may also delay or make it harder for others to obtain control of us. For more details, see the heading “Certain Covenants — Repurchase at the Option of Holders — Change of Control” in the “Description of the Notes” section.

The large amount and terms of our outstanding debt may prevent us from taking actions we would otherwise consider in our best interest.

      The indenture governing the notes and our credit facility contain numerous financial and operating covenants that limit our ability to engage in activities such as:

•	incurring additional debt;

•	acquiring and developing new dialysis centers;

•	making investments;

•	creating liens;

•	creating restrictions on the ability of our subsidiaries to pay dividends or other amounts to us;

•	disposing of assets;

•	paying dividends on our capital stock;

•	repurchasing our capital stock;

•	engaging in certain transactions with our affiliates; or

•	consolidating, merging or selling all or substantially all of our assets.

      Our credit facility also requires us to comply with financial covenants including a net worth test, a leverage ratio test and a fixed charge coverage ratio test. Our ability to comply with these covenants may be affected by events beyond our control, including those described in this “Risk Factors” section. A breach of any of the covenants contained in our credit facility or our inability to comply with the required financial covenants could result in an event of default, which would allow the lenders under our credit facility to declare all borrowings outstanding to be due and payable, which would, in turn, trigger an event of default under the indenture governing the notes. In addition, our lenders could require us to apply all of our available cash to repay our borrowings or they could prevent us from making debt service payments on the notes. If the amounts outstanding under our credit facility or the notes are accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the banks or to our other debt holders, including holders of the notes.

The large amount of our outstanding debt and the limitations our credit facility impose on us could have adverse consequences, including:

•	we will have to use much of our cash flow for scheduled debt service rather than for operations, future business opportunities or other purposes, such as funding working capital and capital expenditures;

•	we may not be able to increase our borrowings under our credit facility or obtain other debt financing for future working capital, capital expenditures, acquisitions or other corporate purposes;

•	we could be less able to take advantage of significant business opportunities, including acquisitions or divestitures;

•	it may be difficult for us to satisfy our obligations under the notes;

•	our vulnerability to general adverse economic and industry conditions could be increased; and

•	we could be at a competitive disadvantage to competitors with less debt.

The notes are not secured by any of our assets, and any secured creditors, including lenders under our credit facility, have a prior claim on any assets securing our obligations to them.

      The notes are not secured by any of our assets. Our credit facility is secured by a pledge of all of the capital stock and equity interests that we own in our subsidiaries (limited in the case of voting stock of any foreign subsidiary to 65% of the voting stock of that subsidiary). Subject to some limitations, the terms of the indenture governing the notes and our credit facility permit us to incur additional secured debt. If we become insolvent or are liquidated, or if payments under any of the agreements governing our secured debt are accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to secured lenders under applicable law and pursuant to the agreements governing the secured debt, including the ability to foreclose on and sell the collateral securing the indebtedness in order to satisfy the indebtedness. In that case, we may not have sufficient assets to repay the notes.

Despite our substantial debt, we and our subsidiaries may incur additional indebtedness, including senior debt, which would intensify the risks described above.

      We and our subsidiaries will likely be able to incur substantial additional debt, including senior and senior secured debt, in the future. Although the terms of our credit facility and the indenture governing the notes contain restrictions on our ability to incur additional debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. Our credit facility permits term borrowings of up to $325 million and revolving borrowings of up to $150 million. As of September 30, 2004, we could borrow up to $150 million under the revolving credit facility but could not borrow any additional amounts under the $325 million term loan facility. As of September 30, 2004, $316.9 million of term borrowings were outstanding, and $10.4 million of revolving borrowings were outstanding. All borrowings under the credit facility, including the $327.3 million that was outstanding as of September 30, 2004, will be senior to the notes and the subsidiary guarantees. If additional debt is added to our and our subsidiaries’ currently anticipated debt levels, the related risks that we and they now face could intensify.

Your right to receive payment on the notes from us or our subsidiary guarantors is junior to our and their existing and future senior debt.

      The notes and the guarantees rank junior to all of our and the subsidiary guarantors’ existing and future senior indebtedness, including all indebtedness under our credit facility and all of our future borrowings, except for any future indebtedness that expressly provides that it ranks equally with, or is subordinated in right of payment to, the notes. As a result of the subordination of the notes, if we or our subsidiary guarantors become insolvent or enter into a bankruptcy or similar proceeding, then the holders of our senior indebtedness must be paid in full before you are paid. In addition, we may be blocked from making any cash payments to you if we have failed to make payments to holders of our senior indebtedness. See “Description of the Notes — Subordination.”

      If we are declared bankrupt, become insolvent or are liquidated, reorganized or involved in a similar proceeding, then holders of the notes will participate with trade creditors and all other holders of our senior subordinated indebtedness in the assets remaining after we have paid all of the senior indebtedness. The indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding must be paid first to holders of any remaining senior indebtedness. In any of these cases, if our assets are insufficient to pay all of our creditors, then the holders of the notes will receive a proportional payment only if the holders of our senior indebtedness, including the lenders under our credit facility, are paid in full. We may not have sufficient assets after we make payments on our senior debt and senior debt of our subsidiary guarantors to make any payments to the holders of the notes.

      As of September 30, 2004, the notes and the subsidiary guarantees would have ranked junior in right of payment to approximately $356.9 million of senior indebtedness, and $139.6 million was available for borrowing as additional senior debt under our credit facility. In addition, we and our subsidiary guarantors may be permitted to incur substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture that governs the notes and the terms of our credit facility.

Claims of creditors of our subsidiaries that do not guarantee the notes will be structurally senior and have priority over holders of the notes with respect to the assets and earnings of such subsidiaries.

      Claims of creditors of our non-guarantor subsidiaries, including trade creditors, generally will effectively rank senior and have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including holders of the notes. In addition, even if we were a creditor of any of our non-guarantor subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our non-guarantor subsidiaries and any indebtedness of our non-guarantor subsidiaries may be senior to indebtedness held by us. As of September 30, 2004, our non-guarantor subsidiaries had $44.1 million of indebtedness and other liabilities, excluding intercompany balances, outstanding, representing 5.2% of our total indebtedness and other liabilities.

      Future subsidiaries may not be required to guarantee the notes. Future joint ventures will not be required to guarantee the notes. In addition, subsidiaries that are guarantors and any future guarantors may be released from their guarantees in certain circumstances as more fully described in the “Description of the Notes” section under the heading “Guarantees.”

Our ability to repay the notes and our other debt depends on cash flow from our subsidiaries.

      We are a holding company. Our only material non-cash assets are our ownership interests in our subsidiaries. Consequently, we depend on distributions and other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including those with respect to the notes. Our non-guarantor subsidiaries are not obligated to make funds available to us for payment on the notes. Only our wholly owned domestic subsidiaries are required to guarantee the notes. For the nine months ended September 30, 2004, wholly owned domestic subsidiaries generated approximately 66.9% of our income from operations excluding the loss from operations of the parent company. We cannot assure you that the operating results of our subsidiaries will be sufficient to enable us to make payments on the notes.

Fraudulent transfer statutes may limit your rights as a noteholder.

      Federal and state fraudulent transfer laws permit a court, in some instances, to allow us to:

•	avoid all or a portion of our obligations to you;

•	subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to you, including invalidating the notes and directing the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors. In that event, we cannot assure you that you would ever be repaid.

      Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, or, in some states, when payments became due thereunder, we:

•	issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

—	were insolvent or were rendered insolvent by reason of the issuance of the notes;

—	were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small;

—	intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature; or

—	were a defendant in an action for money damages, or had a judgment for money damages entered against us, if, in either case, after final judgment the judgment was unsatisfied.

      Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that proceeds from the sale of the notes were used to make payments to former stockholders of NNA or to refinance debt incurred to make such payments, a court could find that we, as the successor in interest to NNA, did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

      Various jurisdictions define insolvency differently. However, NNA generally would be considered insolvent at the time NNA issued the notes if:

•	its liabilities exceeded its assets, at a fair valuation, or

•	the present saleable value of its assets is less than the amount required to pay its total debts and liabilities existing at the time NNA issued the notes, including probable contingent liabilities, as they become absolute or matured.

      We cannot assure you as to what standard a court would apply to determine whether NNA was “insolvent” when it issued the notes. Regardless of the method of valuation, a court may determine that NNA was insolvent on that date or, regardless of whether NNA was insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on some other grounds.

      In addition, our subsidiary guarantors may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the subsidiary guarantors may challenge the guarantees as a fraudulent transfer or conveyance, applying the analysis set forth above. In addition, the guarantees could also be subject to the claim that, because the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture governing the notes is limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in determining the maximum liability of each guarantor. If a court voids a subsidiary guarantee or holds it unenforceable, you will cease to be a creditor of, and you may be required to return payments received from, that subsidiary guarantor, and you will be a creditor solely of us and the other subsidiary guarantors whose guarantees have not been voided.

If a market for the notes fails to develop, it could be difficult to resell your notes or the price you receive upon resale could be lower.

      We cannot assure you about the liquidity of any market that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. If a market for the notes develops, the notes could trade at a discount from their face value depending on many factors, including prevailing interest rates and the markets for similar securities. We do not intend to apply for listing of the notes on any securities exchange. As a result, we cannot assure you that any trading market will ultimately develop for the notes. The liquidity of, and trading market for, the notes also may be adversely affected by:

•	the number of holders of the notes;

•	the interest of securities dealers in making a market in the notes;

•	changes in the market for high yield securities; and

•	changes in our financial performance or prospects or in the prospects for companies in our industry generally.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Any market for the notes may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes.

Risks Related to Our Business

If payments by private insurers, hospitals or managed care organizations decrease, then our revenue and earnings could decrease.

      If private insurers, managed care organizations or hospitals reduce their rates or if we experience a significant shift in our revenue mix toward additional Medicare or Medicaid reimbursement, then our revenue and earnings will decline. We estimate that approximately 43% of our net revenue for 2002, 45% of our net revenue for 2003, and 47% of our net revenue for the nine months ended September 30, 2004 was derived from sources other than Medicare and Medicaid. In general, payments we receive from private insurers and hospitals for our services are at rates significantly higher than the Medicare or Medicaid rates. Payments we receive from managed care organizations are also at rates higher than Medicare and Medicaid rates but lower than those paid by private insurers.

      In addition, we have been able to implement annual price increases for private insurers and managed care organizations that we have not been able to implement for federal programs. Management believes that health insurance pricing is cyclical and that we may be at or near the top of the cycle. As a result, management believes that our ability to maintain or raise rates to private insurers and managed care companies will likely be more limited over the next several years than it has been in the recent past. We have recently experienced reductions in reimbursement from two commercial insurers, and management believes that the reductions in reimbursement by these two commercial insurers along with pricing pressure from other commercial insurers and managed care organizations will likely adversely impact our revenue per treatment and earnings per share in 2004. Any of the following events could have a material adverse effect on our revenue and earnings:

•	any number of economic or demographic factors could cause private insurers, hospitals or managed care companies to reduce the rates they pay us or to refuse to pay price increases or work to reduce the rate of our price increases;

•	a portion of our business that is currently reimbursed by private insurers or hospitals may become reimbursed by managed care organizations, which generally have lower rates for our services;

•	a portion of our business that is currently reimbursed by private insurers at rates based on our billed charges may become reimbursed under a contract at lower rates; or

•	the scope of coverage by Medicare or Medicaid under the flat composite rate could expand and, as a result, reduce the extent of our services being reimbursed at the higher private-insurance rates.

If Congress or CMS changes the Medicare or Medicaid programs for dialysis, then our revenue and earnings could decrease.

      If the government changes the Medicare, Medicaid or similar government programs or the rates those programs pay for our services, then our revenue and earnings may decline. We estimate that approximately 50% of our net revenue for 2002, 49% of our net revenue for 2003, and 49% of our net revenue for the nine months ended September 30, 2004 consisted of reimbursements from Medicare, including reimbursement for the administration of EPO. We also estimate that approximately 7% of our net revenue for 2002, 6% of our net revenue for 2003 and 4% of our net revenue for the nine months ended September 30, 2004 consisted of reimbursements from Medicaid or comparable state programs. Any of the following actions in connection with government programs could cause our revenue and earnings to decline:

•	a reduction of the amount paid to us under government programs;

•	an increase in the costs associated with performing our services that are subject to inflation, such as labor and supply costs, without a corresponding increase in reimbursement rates;

•	the inclusion of some or all ancillary services, for which we are now reimbursed separately, in the flat composite rate for a dialysis treatment; or

•	changes in laws, or the interpretations of laws, which could cause us to modify our operations.

      Specifically, Congress and CMS have proposed expanding the drugs and services that are included in the flat composite rate. CMS has indicated that it believes such a mechanism would be fairer and easier to administer. In addition, Congress mandated a change in the way we will be paid beginning in 2005 for some of the drugs, including EPO, that we bill for outside of the flat composite rate. This change will result in lower reimbursement for these drugs and a higher composite rate. Congress stated that these changes are not intended to reduce overall reimbursement to dialysis providers. CMS recently issued proposed regulations to implement these changes. These proposed regulations provide that we will be reimbursed for separately billable drugs at a 3% discount from the average sale price and that the composite rate will be increased by 11.3%. These proposed regulations also include a case-mix adjustment and a geographic adjustment to the composite rate as well as a budget-neutrality adjustment. If these regulations become effective as proposed, management believes they will result in a net reduction of $0.03 per share in diluted net income in 2005.

If reimbursement for EPO decreases, then we could be less profitable.

      If government or private payors decrease reimbursement rates for EPO, for which we are currently reimbursed separately outside of the flat composite rate, then our revenue and earnings will decline. Revenues from the administration of EPO were approximately 23% of our net revenue for 2002, 24% of our net revenue for 2003 and 27% of our net revenue for the nine months ended September 30, 2004. Most of our payments for EPO come from government programs. For the nine months ended September 30, 2004, Medicare and Medicaid reimbursement represented approximately 53% of the total revenue we derived from EPO. A reduction in the reimbursement rate for EPO or the inclusion of EPO in the list of items covered by the flat composite rate could materially and adversely affect our revenue and earnings. As discussed above, Congress has mandated a change in the way we will be reimbursed for EPO, and CMS has proposed regulations to implement the change. This change and others in the proposed regulations could, as discussed above, adversely affect our net income in 2005.

If Amgen raises the price for EPO or if EPO becomes in short supply, then we could be less profitable.

      EPO is produced by a single manufacturer, Amgen, Inc., and there are no substitute products currently marketed to dialysis providers in the United States. In April 2002, Amgen announced a 3.9% increase in the price of EPO. This price increase adversely affected our earnings in 2003 and changes in the rebate structure under our current contract with Amgen may adversely affect our earnings in 2004. If Amgen imposes additional EPO price increases or if Amgen or other factors interrupt the supply of EPO, then our revenue and earnings will decline.

If Amgen markets Aranesp® for ESRD patients, then we could be less profitable.

      Amgen has developed and obtained FDA approval for a new drug to treat anemia that is marketed as Aranesp® (darbepoetin alfa). Aranesp® is a longer acting form of bio-engineered protein that, like EPO, can be used to treat anemia. EPO is usually administered in conjunction with each dialysis treatment. Aranesp® can remain effective for between two and three weeks. If Amgen markets Aranesp® for the treatment of dialysis patients, then our earnings could be materially and adversely affected by either of the following factors:

•	our margins realized from the administration of Aranesp® could be lower than the margins realized on the administration of EPO; or

•	physicians could decide to administer Aranesp® in their offices, and we would not recognize revenue or profit from the administration of EPO or Aranesp®.

If states lower Medicaid reimbursement, then we would be less profitable.

      The Medicaid programs in some of the states in which we operate have formerly reimbursed us, or currently reimburse us, at rates higher than those paid by Medicare. Some of these programs, like Washington’s, Wisconsin’s, and New Mexico’s have approved reductions in reimbursement. Other programs have proposed reductions or have announced that they are considering reductions. In addition, a number of the states where we operate are experiencing budget shortfalls, and some of these states may consider reducing Medicaid reimbursement or changing their Medicaid programs to cut costs. We are unable to predict whether and, if so, when any reductions in Medicaid reimbursement, other than those already approved, might occur and what their precise effect will be.

If local physicians stop sending patients to our centers or were prohibited from doing so for regulatory reasons, then our revenue and earnings would decline.

      Our dialysis centers depend on local nephrologists sending patients to the centers. Typically, one or a few physicians’ patients make up all or a significant portion of the patient base at each of our dialysis centers, and the loss of the patient base of one or more of these physicians could have a material adverse effect on the operations of that center. The loss of the patient base of a significant number of local physicians could cause our revenue and earnings to decline. In many instances, the primary referral sources for our centers are physicians who also serve as medical directors of our centers and may be shareholders. If the medical director relationship or stock ownership were found to violate applicable federal or state law, including fraud and abuse laws and laws prohibiting self-referrals, then the physicians acting as medical directors or owning our stock could be forced to stop referring patients to our centers.

      A number of our medical director agreements will expire over the next three years, unless they are renewed or renegotiated. We did not renew or renegotiate a small number of our medical director agreements that expired in 2003, and we may not be able to renew or renegotiate expiring medical director agreements successfully, or we may not be able to enforce the non-competition provisions of some of our medical director or other agreements. Any of these factors could result in a loss of patients, since dialysis patients are typically treated at a center where their physician or a member of his or her practice group serves as medical director. We believe that our future success will depend in part on our ability to attract and retain qualified physicians to serve as medical directors of our dialysis centers.

If our business is alleged or found to violate heath care or other applicable laws, our revenue and earnings could decrease.

      We are subject to extensive federal, state and local regulation. The laws that apply to our operations include, but are not limited to, the following:

•	fraud and abuse prohibitions under state and federal health care laws;

•	prohibitions and limitations on patient referrals;

•	billing and reimbursement rules, including false claims prohibitions under health care reimbursement laws;

•	rules regarding the collection, use, storage and disclosure of patient health information, including the federal Health Insurance Portability and Accountability Act of 1996, which we refer to as HIPAA, and state law equivalents of HIPAA;

•	facility licensure;

•	health and safety requirements;

•	environmental compliance; and

•	medical and toxic waste disposal.

      Much of the regulation of our business, particularly in the areas of fraud and abuse and patient referral, is complex and open to differing interpretations. Due to the broad application of the statutory provisions and the absence in many instances of regulations or court decisions addressing the specific arrangements by which we conduct our business, including our arrangements with medical directors, physician stockholders and physician joint venture partners, governmental agencies could challenge some of our practices under these laws.

      New regulations governing electronic transactions and the collection, use, storage, and disclosure of health information impose significant administrative and financial obligations on our business. If, after the required compliance date, we are found to have violated these regulations, we could be subject to:

•	criminal or civil penalties, including significant fines;

•	claims by people who believe their health information has been improperly used or disclosed; and

•	administrative penalties by payors.

      Government investigations of health care providers, including dialysis providers, have continued to increase. We have been the subject of investigations in the past, and the government may investigate our business in the future. One of our competitors, DaVita, Inc., has announced that it is the subject of an investigation by the U.S. Attorney for the Eastern District of Pennsylvania. Another competitor, Gambro Healthcare, Inc., has announced that it is the subject of an investigation by the U.S. Attorney’s Office in St. Louis, Missouri, and Gambro recently announced that it had reached an agreement in principle to settle matters related to that investigation and to pay approximately $350.0 million in connection with the settlement. On October 25, 2004, we received a subpoena from the office of the United States Attorney for the Eastern District of New York. The subpoena requires the production of documents related to numerous aspects of our business and operations, including those of RenaLab, Inc., our laboratory. The subpoena includes specific requests for documents related to testing for parathyroid hormone (PTH) levels and vitamin D therapies. Our competitors DaVita, Inc. and Fresenius Medical Care AG, as well as other participants in the dialysis industry, have announced that they have received similar subpoenas. If any of our operations are found to violate applicable laws, then we may be subject to severe sanctions, or we could be required to alter or discontinue the challenged conduct or both. If we are required to alter our practices, we may not be able to do so successfully. If any of these events occurs, our revenue and earnings could decline.

If our joint ventures are found to violate the law, our business could be damaged.

      A number of the dialysis centers we operate are owned by joint ventures in which we own a controlling interest and one or more physicians or physician practice groups maintain a minority interest. The physician owners may also provide medical director services to those centers or other centers we own and operate. Because our relationships with physicians are governed by the Anti-Kickback Statute, we have sought to satisfy as many safe harbor requirements as possible in structuring these joint venture arrangements. However, our joint venture arrangements do not satisfy all elements of a safe harbor. Also, we believe we have structured the physician relationships in these joint ventures in a way that meets applicable exceptions under the Stark Law or that otherwise complies with the Stark Law. If the joint ventures were found to be in violation of the Anti-Kickback Statute or the Stark Law, we could be required to restructure them or refuse to accept referrals for designated health services from the physicians with whom the joint venture centers have a relationship. We also could be required to repay to Medicare amounts received by the joint ventures pursuant to prohibited referrals, and we could be subject to monetary penalties. If the joint venture centers are subject to any of these penalties, our business could be damaged.

Changes in the health care delivery, financing or reimbursement systems could adversely affect our business.

      The health care industry in the United States may be entering a period of change and uncertainty. Health care organizations, public or private, may dramatically change the way they operate and pay for services. Our business is designed to function within the current health care financing and reimbursement system. During the past several years, the health care industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and relationships with referring physicians. In addition, proposals to reform the health care system have been considered by Congress. In light of the continued increases in the cost of health care and the current economic weakness, there may be new proposals to change the health care system and control costs. These proposals, if enacted, could further increase the government’s oversight role and involvement in health care, lower reimbursement rates and otherwise change the operating environment for health care companies. We cannot predict the likelihood of those events or what impact they may have on our business.

The dialysis business is highly competitive. If we do not compete effectively in our markets, then we could lose market share and our rate of growth could slow.

      The dialysis industry is largely consolidated, and the consolidation trend continues as large providers acquire smaller providers. There is a small number of large dialysis companies that compete for the acquisition of outpatient dialysis centers and the development of relationships with referring physicians. Two of our major competitors are part of larger companies that also manufacture dialysis equipment, which allows them to benefit from lower equipment costs. Several of our competitors, including these equipment manufacturers, are larger than we are and have greater financial resources and more established operations. We may also face competition from new entrants into the market, including centers established by former medical directors or other referring physicians. We cannot assure you that we will be able to compete effectively with any of our competitors.

If we are unable to make acquisitions in the future, then our rate of growth will slow.

      Much of our historical growth has come from acquisitions. Although we intend to continue to pursue growth through the acquisition of dialysis centers, we may be unable to identify and complete suitable acquisitions at prices we are willing to pay, or we may be unable to obtain the necessary financing. Further, due to the increased size of our business, the amount that acquired businesses contribute to our revenue and profits will continue to be smaller on a percentage basis. Also, as a result of consolidation in the dialysis industry, we believe the four largest providers of outpatient dialysis services now own approximately 66% of the outpatient dialysis facilities in the United States. We compete with these other companies to identify and complete suitable acquisitions. We believe this competition has intensified in light of the smaller pool of available acquisition candidates and other market forces. As a result, we believe it will be more difficult for us to acquire suitable companies on favorable terms. Further, the businesses we acquire may not perform well enough to justify our investment. If we are unable to make additional acquisitions on suitable terms, then we may not meet our growth expectations.

If we complete future acquisitions, we may dilute existing stockholders by issuing more of our common stock or we may incur expenses related to debt and goodwill, which could reduce our earnings.

      We may issue equity securities in future acquisitions that could be dilutive to our shareholders. We also may incur additional debt in future acquisitions. Interest expense on debt incurred to fund our acquisitions may significantly reduce our profitability. While goodwill and other intangible assets with indefinite lives are not amortized to expense under generally accepted accounting principles, we are required to review all of these assets at regular intervals for impairment and to charge an appropriate amount to expense when we identify impairment. If we identify impairment and are required to write off a significant portion of our intangible assets at one time, then there could be a material adverse impact on our stock price.

If we fail to integrate acquired companies, then we will be less profitable.

      We have grown significantly by acquisitions of other dialysis providers since our formation. We recently acquired NNA, Midwest Kidney Centers, and dialysis programs in Des Moines, Iowa; Las Vegas, Nevada; Tampa, Florida; Pittsburgh, Pennsylvania; and Danville, Virginia. We intend to pursue acquisitions of more dialysis businesses in the future. We are unable to predict the number and size of any future acquisitions. We face significant challenges in integrating an acquired company’s management and other personnel, clinical operations, and financial and operating systems with ours, often without the benefit of continued services from key personnel of the acquired company. We face these challenges particularly in larger acquisitions like the acquisition of NNA. We may be unable to integrate the businesses we acquire successfully or to achieve anticipated benefits from an acquisition in a timely manner, which could lead to substantial costs and delays or other operational, technical or financial problems, including diverting management’s attention from our existing business. Any of these results could damage our profitability and our prospects for future growth.

If acquired businesses have unknown liabilities, then we could be exposed to liabilities that could harm our business and profitability.

      Businesses we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws. Although we generally attempt to identify practices that may give rise to unknown or contingent liabilities and conform them to our standards after the acquisition, private plaintiffs or governmental agencies may still assert claims. Even though we generally seek to obtain indemnification from the sellers of businesses we buy, unknown and contingent liabilities may not be covered by indemnification or may exceed contractual limits or the financial capacity of the indemnifying party.

If our costs of insurance and claims increase, then our earnings could decrease.

      We currently maintain programs of general and professional liability insurance and directors’ and officers’ insurance with significant deductible or self-insured retention amounts on each claim. In addition, we generally self-insure our employee health plan and workers’ compensation program, while maintaining excess insurance for some very large claims. We have accepted higher deductibles and self-insurance exposure in each of the last several years to offset part of the increases in premiums for the programs. These deductibles and premiums increased substantially in 2002 and 2003. The rate of increase in deductibles and premiums has moderated somewhat in 2004, but there have been increases, and there may be larger increases in the future. Our earnings could be materially and adversely affected by any of the following:

•	further increases in premiums, deductibles and self-insurance retentions;

•	increases in the number of liability claims against us or the cost of settling or trying cases related to those claims; and

•	an inability to obtain one or more types of insurance on acceptable terms.

If our board of directors does not approve an acquisition or change in control, then our shareholders may not realize the full value of their stock.

      Our certificate of incorporation and bylaws contain a number of provisions that may delay, deter or inhibit a future acquisition or change in control that is not first approved by our board of directors. This could occur even if our shareholders receive an attractive offer for their shares or if a substantial number or even a majority of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain approval from our board of directors before pursuing a transaction. Provisions that could delay, deter or inhibit a future acquisition or change in control include the following:

•	a staggered board of directors that would require two annual meetings to replace a majority of the board of directors;

•	restrictions on calling special meetings at which an acquisition or change in control might be brought to a vote of the shareholders;

•	blank check preferred stock that may be issued by our board of directors without shareholder approval and that may be substantially dilutive or contain preferences or rights objectionable to an acquiror; and

•	a poison pill that would substantially dilute the interest sought by an acquiror.

      These provisions could also discourage bids for our common stock at a premium and cause the market price of our common stock to decline.

Our stock price is volatile and as a result, the value of your investment may go down for reasons unrelated to the performance of our business.

      Our common stock is traded on the New York Stock Exchange. The market price of our common stock has been volatile, ranging from a low closing price of $29.72 per share to a high closing price of $34.29 per share during the nine months ended September 30, 2004. The market price for our common stock could fluctuate substantially based on a variety of factors, including the following:

•	future announcements concerning us, our competitors or the health care market;

•	the threat of litigation or government investigation;

•	changes in government regulations; and

•	changes in earnings estimates by analysts.

      Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, coupled with changes in demand or reimbursement levels for our services and general economic, political and market conditions, could cause the market price of our common stock to decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference into it contain “forward-looking statements.” Forward-looking statements relate to expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts or that necessarily depend upon future events. In some cases, you can identify forward-looking statements by words like “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “intend,” “contemplate,” “possible,” “attempt,” “seek” and similar expressions. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain, among others, forward-looking statements about:

•	our expectations regarding financial condition or results of operations for periods after September 30, 2004;

•	our critical accounting policies;

•	our business strategies and our ability to grow our business;

•	the reimbursement levels of third-party payors; and

•	our future sources of and needs for liquidity and capital resources.

      The forward-looking statements included in this prospectus and documents incorporated by reference into this prospectus reflect our current views about future events. They are based on assumptions and are subject to known and unknown risks and uncertainties. Many factors could cause actual results or achievements to differ materially from future results or achievements that may be expressed in or implied by our forward-looking statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Important factors that could cause actual results or achievements to differ materially from the results or achievements reflected in our forward-looking statements include, among other things, the factors discussed beginning on page 6 under the heading “Risk Factors” in this prospectus.

      You should read this prospectus, the information incorporated by reference into this prospectus and the documents filed as exhibits to this prospectus completely and with the understanding that our actual future results or achievements may be materially different from what we expect or anticipate.

      The forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus reflect our views and assumptions only as of the date this prospectus is filed with the SEC. Except as required by law, we assume no responsibility to update any forward-looking statements.

      Before you invest in the notes, you should understand that the occurrence of any of the events described in the risk factors, in our annual report on Form 10-K for the year ended December 31, 2003, in our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 or incorporated by reference into this prospectus and other events that we have not predicted or assessed could have a material adverse effect on our earnings, financial condition and business. If the events described in the risk factors or other unpredicted events occur, then we may not be able to fulfill our obligations under the notes.

      We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by any selling securityholder of the notes.

DESCRIPTION OF THE NOTES

      The notes were issued under an Indenture, dated October 22, 2003, as supplemented and as entered into among us, as successor in interest to NNA, certain of our subsidiaries and Wells Fargo Bank, N.A., successor in interest to Wells Fargo Bank Minnesota, N.A., as trustee (the “Indenture”).

      You can find definitions of certain capitalized terms used in this section under “Description of the Notes — Certain Definitions.” For purposes of this section, references to the word “Company” means only Renal Care Group, Inc., but not any of the Guarantors or our other subsidiaries.

      The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, or the TIA, as in effect on the date of the Indenture. The Company will provide a copy of the Indenture to you upon request.

Brief Description of the Notes and the Guarantees

The Notes

      The notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	rank equally in right of payment with any future senior subordinated Indebtedness of the Company; and

•	are guaranteed by the Guarantors.

The Guarantees

      The notes are guaranteed by all of the Company’s Wholly Owned Restricted Subsidiaries.

      Each guarantee of the notes by a Guarantor:

•	is a general unsecured obligation of such Guarantor;

•	is subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor; and

•	ranks equally in right of payment with any future senior subordinated Indebtedness of such Guarantor.

      As of September 30, 2004, the notes were subordinated to approximately $356.9 million of our and the guarantors’ senior debt and there was no other senior subordinated or subordinated debt. In addition, our non-guarantor subsidiaries had no debt (other than intercompany liabilities, capital leases and trade payables) to which the notes were structurally subordinated. As indicated above and as discussed in more detail below under the caption “Description of the Notes — Subordination,” payments on the notes and under the guarantees of the notes are subordinated to the prior payment in full of all Senior Indebtedness. The Indenture permits the Company and the Guarantors to incur additional Senior Indebtedness. See “Risk Factors — Risks Relating to the Notes.”

Principal, Maturity and Interest

      The notes mature on November 1, 2011, are limited in aggregate principal amount to $160 million (excluding any Additional Notes, defined below) and are senior subordinated unsecured obligations of the Company. The Indenture provides for the issuance of up to an unlimited amount of Additional Notes having identical terms and conditions to the notes offered hereby (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. For purposes of this “Description of the Notes,” reference to the notes includes Additional Notes unless otherwise indicated; however, no offering of any such Additional Notes is being or shall in any manner be deemed to be made, by this prospectus. In addition, there can be no assurance as to when or whether the Company will issue any Additional Notes or as to the aggregate principal amount of any Additional Notes. Interest on the notes accrues at the rate of 9% per annum and is payable semiannually on each May 1st and November 1st to the Holders of record on the immediately preceding April 15th and October 15th until the notes mature on November 1, 2011. On May 1, 2004, we began paying interest on the outstanding notes. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the “Issue Date”). Interest is computed on the basis of a 360-day year comprising twelve 30-day months.

      The principal of and premium, if any, and interest on the notes are payable, and the notes are exchangeable and transferable at the office or agency of the Company in the city of New York, New York maintained for such purposes (which initially will be the office of the Trustee located at 608 Second Avenue South, Corporate Trust Operations, 12th Floor, Minneapolis, Minnesota 55402) or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on all Global Notes and all other Notes whose Holders shall have provided wire transfer instructions. The notes are issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

      The notes and any Additional Notes are treated as a single class of securities under the Indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase.

      The notes are not be entitled to the benefit of any sinking fund.

Guarantees

      Each of the Company’s Wholly Owned Restricted Subsidiaries is a Guarantor, and payment of the principal of, premium, if any, and interest on the notes, when and as the same become due and payable, is guaranteed, jointly and severally, on a senior subordinated and unsecured basis (the “Guarantees”) by the Guarantors. If the Company or any of its Wholly Owned Restricted Subsidiaries shall acquire or create another Wholly Owned Restricted Subsidiary (other than any Foreign Subsidiary), then such Subsidiary is required to become a Guarantor, in accordance with the terms of the Indenture. In addition, if any Restricted Subsidiary of the Company becomes a guarantor or obligor in respect of any other Indebtedness of the Company or any of the Guarantors, or secures the payment of any Indebtedness of the Company, the Company is required to cause such Restricted Subsidiary to guarantee the Company’s obligations under the notes jointly and severally with any other such Restricted Subsidiary, fully and unconditionally, on a senior subordinated basis. Each Guarantee is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of Senior Indebtedness of the relevant Guarantor. See “Description of the Notes — Certain Covenants — Guarantees of Indebtedness by Restricted Subsidiaries.” The obligations of the Guarantors under the Guarantees are limited so as not to constitute fraudulent conveyances under applicable statutes. See “Risk Factors — Risks Relating to the Notes — Fraudulent transfer statutes may limit your rights as a noteholder.”

      The Indenture provides that if a Guarantor sells or otherwise disposes of all or substantially all of its assets to a Person that is not an Affiliate of the Company by way of merger, consolidation or otherwise, or if the Company or a Guarantor sells or otherwise disposes of all the Capital Stock of any Guarantor to a Person that is not an Affiliate of the Company by way of merger, consolidation or otherwise, and if the sale or other disposition is carried out in accordance with the covenants described below under the caption “Description of the Notes — Repurchase at the Option of Holders — Asset Sales,” then that Guarantor is deemed automatically and unconditionally released and discharged from all of its obligations under its Guarantee without any further action on the part of the Trustee or any Holder. Any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Company shall also terminate upon such sale, disposition or release. The guarantees may also be released in other situations. See “Description of the Notes — Certain Covenants — Guarantees of Indebtedness by Restricted Subsidiaries.”

Subordination

      The notes are unsecured senior subordinated obligations of the Company. The payment of Indebtedness evidenced by the notes and any other payment obligations on or with respect to the notes (including any obligation to repurchase the notes) is subordinated in right of payment, as set forth in the Indenture, to the prior payment of Senior Indebtedness in full. The Guarantee of a Guarantor is subordinated to obligations of the Guarantor similar to the subordination provisions relating to the notes described in this prospectus.

      The holders of Senior Indebtedness are entitled to receive payment in full of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any bankruptcy at the rate specified in the applicable Senior Indebtedness) before the Holders are entitled to receive any payment in respect of the notes (except that Holders may receive and retain equity securities of the Company or debt securities of the Company or a Guarantor that are subordinated at least to the same extent as the notes and Guarantees are subordinated to Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness (“Permitted Junior Securities”) and except that Holders may recover payments made from the trust described under the caption “Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of the Company:

(a) in a liquidation or dissolution of the Company;

(b) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(c) in an assignment for the benefit of creditors; or

(d) in any marshaling of the Company’s assets and liabilities.

      The Company also may not make any payment upon or in respect of the notes (except in Permitted Junior Securities or from the trust described under the caption “Legal Defeasance and Covenant Defeasance”) if:

(a) a default in the payment of principal of, interest or premium, if any, on Designated Senior Indebtedness occurs; or

(b) any other default occurs and is continuing with respect to Designated Senior Indebtedness which permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from (A) with respect to the Designated Senior Indebtedness arising under the Credit Agreement, the Agent Bank or (B) with respect to any other Designated Senior Indebtedness, the holders or the representative of the holders of any such Designated Senior Indebtedness.

      Payments on the notes may and shall be resumed:

(a) in the case of a payment default, upon the date on which such default is cured or waived; and

(b) in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received unless the maturity of any Designated Senior Indebtedness has been accelerated.

      No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until:

(a) 360 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice; and

(b) all scheduled payments of principal of, premium, if any, and interest on the notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 days.

      If the Trustee or any Holder receives a payment of any Obligations with respect of the notes (except (i) for Permitted Junior Securities or (ii) from the trust described under “Description of the Notes — Legal Defeasance and Covenant Defeasance”) when:

(a) the payment is prohibited by these subordination provisions; and

(b) the Trustee or the Holder has actual knowledge that the payment is prohibited by these subordinate provisions;

then the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Indebtedness of the Company. Upon the proper written request of the holders of Senior Indebtedness of the Company, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Indebtedness of the Company or their proper representative.

      The Indenture requires the Company to promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of any Event of Default.

      As a result of the subordination provisions described above, if there is an insolvency, bankruptcy, reorganization or liquidation of the Company, then creditors of the Company who are holders of Senior Indebtedness and holders of trade payables may recover more, ratably, than the Holders, and assets that would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full. In this event, there may not be sufficient assets remaining to pay amounts due on some or all of the notes.

      Payments under the Guarantee of each Guarantor are subordinated to the prior payment in full of all Senior Indebtedness of such Guarantor, including Senior Indebtedness of such Guarantor incurred after the Closing Date, on the same basis as provided above with respect to the subordination of payments on the notes by the Company to the prior payment in full of Senior Indebtedness of the Company. See “Risk Factors — Risks Relating to the Notes — Your right to receive payment on the notes from us or our subsidiary guarantors will be junior to our and their existing and future senior debt.”

      The terms of the Indenture permit the Company and its Restricted Subsidiaries to incur additional Senior Indebtedness, subject to certain limitations, including Indebtedness that may be secured by Liens on property of the Company and its Restricted Subsidiaries. See the discussion below under the captions “Description of the Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” and “Description of the Notes  — Certain Covenants — Liens.” See “Risk Factors — Risks Relating to the Notes — Despite our substantial debt, we and our subsidiaries may incur additional indebtedness, including senior debt, which would intensify the risks described above.”

Optional Redemption

      At any time on or prior to November 1, 2007, the Company may, on any one or more occasions, redeem all or a portion of the notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof, at a price equal to the greater of:

(a) 100% of the aggregate principal amount of the notes to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, and

(b) as determined by an Independent Investment Banker, the sum of the present values of 104.500% of the principal of the notes being redeemed plus scheduled payments of interest (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to November 1, 2007 discounted for each such amount to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together with accrued and unpaid interest, if any, to the date of redemption.

      For purposes of calculating the redemption price, the following terms have the meanings set forth below:

      “Adjusted Treasury Rate” means the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for the redemption date, calculated in accordance with standard market practice.

      “Comparable Treasury Issue” means the U.S. treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to November 1, 2007.

      “Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” or (b) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

      “Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints.

      “Reference Treasury Dealer” means each of Banc of America Securities LLC (and its successors) and any other nationally recognized firm that is a primary U.S. government securities dealer specified from time to time by the Company.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding the redemption date.

      In addition, after November 1, 2007, the Company may, on any one or more occasions, redeem all or a portion of the notes, on not less than 30 or more than 60 days’ prior notice to the Holders at the following redemption prices (expressed as percentages of principal amount), together with accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on November 1 of the years indicated below.

Year	Redemption Price

2007	104.500%
2008	102.250%
2009 and thereafter	100.000%

      Notwithstanding the foregoing, at any time or from time to time prior to November 1, 2006, the Company may redeem, on one or more occasions, up to 35% of the aggregate principal amount of the notes issued under the Indenture with the net proceeds of one or more Public Equity Offerings at a redemption price equal to 109% of the principal amount thereof, plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date); provided that, immediately after giving effect to such redemption, at least 65% of the aggregate principal amount of the notes issued under the Indenture remains outstanding; provided further that such redemptions shall occur within 90 days of the date of closing of each such Public Equity Offering.

      If less than all the notes are to be redeemed, the particular notes to be redeemed will be selected not more than 90 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate, provided that no note of $1,000 in principal amount at maturity or less shall be redeemed in part.

Mandatory Redemption

      Except as set forth below under “Description of the Notes — Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, then each Holder has the right to require that the Company purchase the Holder’s notes in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of those notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the “Change of Control Offer”) and the other procedures set forth in the Indenture.

      Within 30 days following any Change of Control, or at the Company’s option, prior to the Change of Control but after it is publicly announced, the Company will notify the Trustee of the Change of Control and give written notice of the Change of Control to each Holder by first-class mail, postage prepaid, at its address appearing in the security register, stating, among other things:

(a) the purchase price and the purchase date, which will be a Business Day (i) no earlier than the later of (a) 30 days from the date such notice is mailed and (b) the date of the Change of Control, and (ii) no later than 60 days from the date such notice is mailed or such later date as is necessary to comply with the requirements under the Exchange Act;

(b) that any note not tendered will continue to accrue interest;

(c) that, unless the Company defaults in the payment of the purchase price, any notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and

(d) a description of other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

      If a Change of Control Offer is made, there can be no assurance that the Company will have adequate funds to pay the purchase price for all of the notes that might be tendered by Holders seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders the rights described under “Description of the Notes — Events of Default and Remedies.”

      The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default under the Credit Agreement. A default under the Credit Agreement may result in a default under the Indenture if the lenders accelerate the debt under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain the prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would be an Event of Default under the Indenture, which would, in turn, be a default under the Credit Agreement. In these circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders.

      One of the events that is a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s and its Subsidiaries’ assets. This phrase has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, if Holders elect to require the Company to purchase the notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

      The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all the notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of “Change of Control” in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders the right to require the Company to repurchase such notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) that may adversely affect Holders, if the transaction is not a transaction defined as a Change of Control. See “Description of the Notes — Certain Definitions” below for the definition of “Change of Control.” A transaction involving the Company’s management or its Affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified in such definition.

      The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be in breach of its obligations under the “Change of Control” provisions of the Indenture by virtue of its compliance with the applicable laws and regulations.

      The existence of a Holder’s right to require the Company to purchase such Holder’s notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

      Restrictions in the Indenture on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make

Asset Sales, as described in this prospectus, may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of this type of transaction of this type in some circumstances may require redemption or repurchase of the notes, but there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In some circumstances, the restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of its Restricted Subsidiaries. While the restrictions cover a variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Asset Sales

      The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless:

(a) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold as evidenced by a resolution of the board of directors of such entity set forth in an officers’ certificate delivered to the Trustee; and

(b) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or cash equivalents. For purposes of this provision, cash and cash equivalents includes:

(i) any liabilities (as reflected in the Company’s consolidated balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee or the notes) that are assumed by any transferee of any such assets or other property in such Asset Sale, and where the Company or the relevant Restricted Subsidiary is released from any further liability in connection therewith with respect to such liabilities;

(ii) any securities, notes or other similar obligations received by the Company or any Restricted Subsidiary from the transferee that are converted within 180 days of the related Asset Sale into cash or cash equivalents (to the extent of the net cash proceeds or the cash equivalents (net of related costs) received upon such conversion); and

(iii) any Designated Noncash Consideration received by the Company or any such Restricted Subsidiary in the Asset Sale having an aggregate fair market value, as determined by the Board, taken together with all other Designated Noncash Consideration received pursuant to this clause that is at that time outstanding, not to exceed the greater of:

(A) $7.5 million; and

(B) 10% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of such Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

      If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale:

(a) apply all or a portion of the Net Cash Proceeds to the permanent reduction of amounts outstanding under its Credit Agreement (and correspondingly to reduce the commitments, if any, under its Credit Agreement) or to the repayment of other Senior Indebtedness of the Company or a Restricted Subsidiary; provided that if the Company repays Indebtedness under its Credit Agreement with the proceeds of any Sale and Leaseback Transaction, then it shall not result in the permanent reduction of the amounts outstanding under its Credit Agreement or a corresponding permanent reduction in the commitments under the Credit Agreement, so long as the Company would at such time after giving effect thereto be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in the first paragraph of the covenant described under the caption “Description of the Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock;” or

(b) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date or in businesses the same, similar or reasonably related thereto.

If a legally binding agreement to invest the Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of the Asset Sale, whichever is later, invest the Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. Pending the final application of these Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in a manner that is not prohibited by the Indenture. The amount of these Net Cash Proceeds not so used as set forth above in this paragraph constitutes “Excess Proceeds.”

      When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will, within 30 days thereafter, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders and any other Pari Passu Indebtedness of the Company (to the extent the terms of that Pari Passu Indebtedness so require) on a pro rata basis, in accordance with applicable procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of notes and Pari Passu Indebtedness that may be purchased with the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of notes and Pari Passu Indebtedness tendered pursuant to the offer to purchase is less than the Excess Proceeds, the Company may use the deficiency for general corporate purposes not prohibited under the Indenture. If the aggregate principal amount of notes and Pari Passu Indebtedness validly tendered and not withdrawn by Holders thereof exceeds the Excess Proceeds, the notes and Pari Passu Indebtedness to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

      The Indenture provides that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sales” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be in breach of its obligations under the “Asset Sales” provisions of the Indenture by virtue thereof.

Certain Covenants

Restricted Payments

      The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to take any of the following actions:

(a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary, other than (i) dividends or distributions payable solely in Qualified Equity Interests or (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or a Wholly Owned Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis, taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary;

(b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock, or any options, warrants or other rights to acquire such shares of Capital Stock, of the

Company, any direct or indirect parent of the Company or any Unrestricted Subsidiary of the Company;

(c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than repurchases, redemptions, defeasances or other acquisitions of any Subordinated Indebtedness purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case due within one year of the date of acquisition and other than any Subordinated Indebtedness owed to the Company or any Restricted Subsidiary); and

(d) make any Investment (other than a Permitted Investment) in any Person.

We refer to the payments described above or other actions described in (but not excluded from) clauses (a) through (d) above as “Restricted Payments” unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing,

(ii) the Company would, at the time of the Restricted Payment and after giving pro forma effect to the proposed Restricted Payment as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “Description of the Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock,” and

(iii) the aggregate amount of all Restricted Payments made after the Closing Date does not exceed the sum of:

(A) 50% of the aggregate Consolidated Net Income of the Company during the period (taken as one accounting period) from the first day of the Company’s first fiscal quarter commencing after the Closing Date to the last day of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of the proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such amount); plus

(B) 100% of the aggregate net cash proceeds received by the Company after the Closing Date as a capital contribution or from the issuance or sale (other than to a Subsidiary) of either (1) Qualified Equity Interests of the Company (except to the extent those proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (b) or (c) of the following paragraph) or (2) debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange (and in the case of clauses (1) and (2), excluding the net cash proceeds from the issuance of Qualified Equity Interests or the issuance of converted or exchanged debt or Disqualified Stock if and to the extent such net proceeds were directly or indirectly proceeds of funds borrowed from the Company or any Subsidiary, until and to the extent such borrowing is repaid); plus

(C) any amount that previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that the Guarantee has not been called upon and the obligation arising under the Guarantee no longer exists.

      Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as no Default or Event of Default has occurred and is continuing or would occur:

(a) the payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provisions;

(b) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company; provided that the net cash proceeds from the issuance of Qualified Equity Interests are excluded from clause (iii)(B) of the preceding paragraph;

(c) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company; provided that the net cash proceeds from the issuance of Qualified Equity Interests are excluded from clause (iii)(B) of the preceding paragraph;

(d) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Restricted Subsidiary) of, Subordinated Indebtedness, so long as the Company or a Restricted Subsidiary would be permitted to refinance the original Subordinated Indebtedness with the new Subordinated Indebtedness pursuant to clause (d) of the definition of Permitted Indebtedness set forth in the covenant described under the caption “Description of the Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(e) the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of that Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the “Change of Control” covenant; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in the Indenture with respect to the notes and has repurchased all notes validly tendered for payment in connection with the Change of Control Offer;

(f) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options on any shares or related stock appreciation rights or similar securities, in each case held by officers, directors or employees or former officers, directors or employees (or their spouses, descendants (natural or adopted), any trust established and maintained for the benefit of such Person, his spouse or descendants, or their estates or beneficiaries under their estates) of the Company or any Restricted Subsidiary of the Company, as applicable, or by any employee benefit plan of the Company or any Restricted Subsidiary of the Company, as applicable, upon death, disability, retirement or termination of employment or pursuant to the terms of any employee benefit plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of cash applied by the Company for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock of the Company after the Closing Date does not exceed (i) $2.5 million in any given year, provided however, that any unused amount in any given year pursuant to this clause (i) may be carried forward to increase the amount available pursuant to this clause (i) in the next succeeding year (including successive carryforwards), and (ii) $7.5 million in the aggregate during the term of the notes (excluding for purposes of calculating such amount the aggregate amount received by any Person in connection with such purchase, redemption, acquisition, cancellation or other retirement of shares that is concurrently used to repay loans made to such Person by the Company pursuant to clause (f) of the definition of “Permitted Investment”);

(g) payment to the Equity Sponsors in an annual amount not to exceed $500,000 as consideration for management consulting or financial advisory services provided to the Company or any of the Subsidiaries;

(h) the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

(i) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company or to holders of any class of preferred stock of any Restricted Subsidiary, in each case issued on or after the Closing Date in accordance with the covenant described under the caption “Description of the Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(j) other Restricted Payments not to exceed $5 million during the life of the Indenture.

      The actions described in clauses (e) and (f) of the preceding paragraph will be Restricted Payments that will be permitted to be made in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant and the actions described in clauses (a), (b), (c), (d), (g), (h), (i) and (j) of the preceding paragraph will be Restricted Payments that will be permitted to be made in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant.

      For the purpose of making any calculations under the Indenture:

(a) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the greater of the fair market value or net book value of the net assets of such Restricted Subsidiary at the time of the designation as determined by the Board; and

(b) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any noncash Restricted Payment shall be determined by the Board whose resolution with respect thereto shall be delivered to the Trustee, that determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officer’s certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required under “Certain Covenants — Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

      If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that later becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the greater of the fair market value or net book value of the Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.

      If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in the Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise), to the extent the net reduction is not included in the Company’s Consolidated Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with the net reduction and (y) the initial amount of the Investment.

      In computing the Consolidated Net Income of the Company for purposes of the foregoing clause (iii)(A) of the first paragraph of this covenant:

(a) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of the period; and

(b) the Company may rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination.

If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, then that Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income of the Company for any period.

Incurrence of Indebtedness and Issuance of Disqualified Stock

      The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, “incur”), any Indebtedness (including Acquired Indebtedness and the issuance of Disqualified Stock), except that the Company and any Guarantors may incur Indebtedness if, at the time they incur it, the Fixed Charge Coverage Ratio for the immediately preceding four full fiscal quarters for which internal financial statements are available, taken as one accounting period, would have been equal to at least 2.0 to 1.0.

      In making the foregoing calculation, the Company will give pro forma effect to:

(a) the incurrence of the Indebtedness and (if applicable) the application of the net proceeds of the Indebtedness, including to refinance other Indebtedness, as if the Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period;

(b) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if the Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and

(c) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of the four-quarter period, as if the acquisition or disposition occurred at the beginning of such four-quarter period; provided that, in the case of this clause (c), such adjustments in connection with any acquisition of any company, entity or business will be based on the financial statements or other information of the company, business or entity acquired, if available, as adjusted in the good faith judgment of the chief financial or accounting officer of the Company and set forth in an officers’ certificate delivered to the Trustee to reflect the revenue per patient, cost and operating structure of the Company for similar assets or businesses consistent with past practice.

      In making a computation under the foregoing clause (a) or (b):

(i) the amount of Indebtedness under a revolving credit facility will be computed based on the average daily balance of such Indebtedness during such four-quarter period;

(ii) if such Indebtedness bears, at the option of the Company, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Company, either the fixed or floating rate; and

(iii) the amount of any Indebtedness that bears interest at a floating rate will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period

(taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term at the date of determination in excess of 12 months).

      Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, incur the following Indebtedness (“Permitted Indebtedness”):

(a) Indebtedness of the Company or any Guarantor under a Credit Facility (and the incurrence by any Guarantor of guarantees thereof) in an aggregate principal amount at any one time outstanding not to exceed $125 million;

(b) Indebtedness represented by the notes (other than the Additional Notes) and the Guarantees and the notes and related guarantees issued in respect of the notes;

(c) Existing Indebtedness not otherwise referred to in this definition of “Permitted Indebtedness;”

(d) the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace, any Indebtedness that is permitted to be incurred under clause (b) or (c) above;

(e) Indebtedness owed by the Company to any Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or a Restricted Subsidiary (provided that the Indebtedness is held by the Company or such Restricted Subsidiary); provided, however, that:

(i) any Indebtedness of the Company or any Guarantor owing to the Restricted Subsidiary is unsecured and subordinated in right of payment from and after the time that the notes shall become due and payable (whether at Stated Maturity, acceleration, or otherwise) to the payment and performance of the Company’s obligations under the notes or the Guarantor’s obligations under its Guarantee, as the case may be; and

(ii) (A) any subsequent issuance or transfer of Equity Interests that results in any the Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of the Indebtedness by the Company or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (e);

(f) Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations not incurred for speculative purposes;

(g) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

(h) Guarantees by any Restricted Subsidiary made in accordance with the provisions of the covenant described under the caption “Description of the Notes — Certain Covenants — Guarantees of Indebtedness by Restricted Subsidiaries” or “Description of the Notes — Certain Covenants — Issuances of Guarantees by New Wholly Owned Restricted Subsidiaries;”

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(j) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business; provided that, in each case contemplated by this clause (j), upon the drawing of such letters of credit or other instrument, the obligations are reimbursed within 30 days following such drawing;

(k) the incurrence of Non-Recourse Indebtedness by Permitted Joint Ventures that are Restricted Subsidiaries;

(l) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business; and

(m) Indebtedness of the Company or any Restricted Subsidiary not permitted by any other clause of this definition, in an aggregate principal amount, in each case calculated as of the time the Indebtedness is incurred, not to exceed at any one time outstanding the Consolidated EBITDA for the immediately preceding four full fiscal quarters for which internal financial statements are available, taken as one accounting period.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, if any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (m) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, then the Company will be permitted to classify all or a portion of the item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of the item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement incurred on the Closing Date was deemed to have been incurred on the Closing Date in reliance on the exception provided by clause (a) above.

      Accrual of interest, accrual of dividends, accretion or amortization of original issue discount or other value and the payment of interest on any Indebtedness in the form of additional Indebtedness, and the payment of dividends on any Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in the Fixed Charge Coverage Ratio.

      The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

Liens

      The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness of the Company on or with respect to any of its property or assets, including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless:

(a) in the case of any Lien securing Subordinated Indebtedness, the notes are secured by a Lien on the property, assets or proceeds that is senior in priority to such Lien; and

(b) in the case of any Lien securing Pari Passu Indebtedness, the notes are secured by a Lien on the property, assets or proceeds that is senior in priority to or ranks equally with such Lien.

      The Company will not permit any Guarantor, directly or indirectly, to create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness of such Guarantor on or with respect to the Guarantor’s properties or assets, including any shares of stock or Indebtedness of any other Restricted Subsidiary owned by the Guarantor, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless:

(a) in the case of any Lien securing Pari Passu Indebtedness of the Guarantor, each Guarantee of the Guarantor is secured by a Lien on the property, assets or proceeds that is senior in priority to or ranks equally with the Lien; and

(b) in the case of any Lien securing Subordinated Indebtedness of the Guarantor, each Guarantee of the Guarantor is secured by a Lien on the property, assets or proceeds that is senior in priority to the Lien.

      Notwithstanding the foregoing, any Lien securing the notes required to be granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holders of the applicable Pari Passu Indebtedness or Subordinated Indebtedness of their Lien on the property or assets of the Company or any Restricted Subsidiary or Guarantor (including any deemed release upon payment in full of all obligations under the Indebtedness), at the time the holders of such Pari Passu Indebtedness or Subordinated Indebtedness also release their Lien on the property or assets of the Company or the Restricted Subsidiary or the Guarantor, or upon any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary or any Guarantor in, or all or substantially all the assets of, any Restricted Subsidiary creating the Lien.

Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any of its Restricted Subsidiaries;

(b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(c) make loans or advances to, or any Investment in, the Company or any other Restricted Subsidiary; or

(d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

The preceding restrictions, however, will not apply to encumbrances or restrictions existing under or by reason of:

(a) any agreement (including the Credit Agreement) in effect on the Closing Date;

(b) customary non-assignment provisions of any lease, license or other contract entered into in the ordinary course of business by the Company or any Restricted Subsidiary;

(c) the refinancing or successive refinancing of Indebtedness incurred under any of the agreements in effect on the Closing Date (including the Credit Agreement), so long as the encumbrances or restrictions are no more restrictive, taken as a whole, than those contained in the original agreement;

(d) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of the acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(e) Capitalized Lease Obligations and purchase money obligations for acquired property permitted under the covenant entitled “Description of the Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” that impose restrictions of the nature described in clause (d) of the preceding paragraph on the property acquired;

(f) any agreement for the sale of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending its sale;

(g) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “Description of the Notes — Certain Covenants — Liens” that limits the right of the debtor to dispose of the assets securing the Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by leases or supply contracts entered into in the ordinary course of business;

(i) Non-Recourse Indebtedness of any Permitted Joint Venture permitted to be incurred under the Indenture;

(j) applicable law or regulation;

(k) a Receivables Program with respect to a Receivables Subsidiary; and

(l) customary provisions in joint venture, limited liability company, operating, partnership, shareholder and other similar agreements entered into in the ordinary course of business by the Company or any Restricted Subsidiary.

Limitation on Layering Debt

      Neither the Company nor any Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness or guarantee, as applicable, that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the notes or such Guarantor’s Guarantee, respectively.

Merger, Consolidation or Sale of Assets

      The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into, or directly or indirectly through its Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Subsidiaries, taken as a whole) in one or more related transactions to, another corporation, Person or entity unless:

(a) either:

(i) the Company is the surviving corporation; or

(ii) the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of the Company under the notes and the Indenture and the Registration Rights Agreement, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, and the notes and the Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to the Surviving Entity’s obligations);

(b) immediately after giving effect to such transaction and treating any obligation of the Company in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

(c) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could, at the time of the transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of

“Description of the Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(d) each Guarantor, unless it is the other party to the transaction described above or the Company is the continuing obligor under the Indenture, has by supplemental indenture confirmed that its Guarantee applies to the Surviving Entity’s obligations under the Indenture and the notes;

(e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would upon completion of the transaction become subject to any Lien, the provisions of the covenant described above under the caption “Description of the Notes — Certain Covenants — Liens” are complied with; and

(f) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the requirements of the Indenture.

      The Indenture provides that no Guarantor may consolidate with or merge with or into any other Person or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other Person (other than the Company or another Guarantor) unless:

(a) subject to the provisions of the following paragraph, the Person formed by or surviving such consolidation or merger or to which such properties and assets are transferred assumes all of the obligations of the Guarantor under the Indenture and its Guarantee and the Registration Rights Agreement, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, and the Guarantee, Indenture and Registration Rights Agreement will remain in full force and effect;

(b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; and

(c) the Guarantor delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the requirements of the Indenture and that all conditions precedent provided for in the Indenture relating to the transaction have been complied with.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the notes and the Registration Rights Agreement, and thereafter the Company will, except in the case of a lease, be discharged from all of its obligations and covenants under the Indenture, notes and Registration Rights Agreement.

Transactions with Affiliates

      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company (“Interested Persons”), unless:

(a) the transaction is on terms that are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm’s length transaction with third parties who are not Interested Persons; and

(b) the Company delivers to the Trustee

(i) with respect to any transaction or series of related transactions entered into after the Closing Date involving aggregate payments in excess of $5 million, a resolution of the Board set forth in an officers’ certificate certifying that the transaction or transactions complies with clause (a) above and that such transaction or transactions have been approved by the Board (including a majority of the Disinterested Directors), and

(ii) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $15 million, a written opinion as to the fairness to the Company or the Restricted Subsidiary of the transaction or series of transactions from a financial point of view issued by an accounting, appraisal or investment banking firm, in each case of national standing.

The foregoing covenant will not restrict:

(a) transactions among the Company or its Restricted Subsidiaries and other Restricted Subsidiaries;

(b) the Company from paying reasonable and customary regular compensation, including under any stock option or stock incentive plans, indemnification, reimbursement and fees to officers of the Company or any Restricted Subsidiary and to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

(c) transactions permitted by the provisions of the covenant described under the caption “Description of the Notes — Certain Covenants — Restricted Payments;”

(d) advances to employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business and consistent with past practice;

(e) any Receivables Program of the Company or a Restricted Subsidiary;

(f) the agreements in effect as of the Closing Date or any amendment thereto (so long as the amended agreement, taken as a whole, is not more disadvantageous to the Holders in any material respect than the agreement immediately prior to the amendment) or any transaction contemplated thereby;

(g) sales of Equity Interests; and

(h) loans and advances permitted by clause (f)(ii) of the definition of “Permitted Investments.”

Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

      The Company:

(a) will not permit any Restricted Subsidiary to issue any Capital Stock unless after giving effect thereto the Company’s percentage interest (direct and indirect) in the Capital Stock of such Restricted Subsidiary is at least equal to its percentage interest prior thereto; and

(b) will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); provided, however, that this covenant will not prohibit:

(i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries in compliance with the other provisions of the Indenture;

(ii) the sale or other disposition of a portion of the issued and outstanding Capital Stock of a Restricted Subsidiary, whether or not as a result of such sale or disposition such Restricted Subsidiary continues or ceases to be a Restricted Subsidiary, if (A) such sale or disposition is of a portion of the issued and outstanding Capital Stock of a Guarantor, such Guarantor continues to guarantee the notes, and (B) the sale or disposition is permitted under, and the Company or such Restricted Subsidiary applies the Net Cash Proceeds of the sale in accordance with, the “Asset Sales” covenant; or

(iii) the ownership by directors of director’s qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

Payments for Consent

      The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless the consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Guarantees of Indebtedness by Restricted Subsidiaries

      The Company will not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company or any Indebtedness of any Guarantor or secure the payment of any Indebtedness of the Company, including pledging any intercompany notes, unless:

(a) the Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the notes by the Restricted Subsidiary on a senior subordinated basis on the same terms as set forth in the Indenture; and

(b) with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, the guarantee is subordinated to the Restricted Subsidiary’s guarantee with respect to the notes at least to the same extent as the Subordinated Indebtedness is subordinated to the notes, provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time the Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

      Any guarantee by a Restricted Subsidiary of the notes pursuant to the preceding paragraph may provide by its terms that it will automatically and unconditionally be released and discharged upon:

(a) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Company’s and the Restricted Subsidiaries’ Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, or the designation of such Restricted Subsidiary as an Unrestricted Subsidiary (which transaction is not prohibited by the Indenture); or

(b) the release by the Holders of the Indebtedness described in the prior paragraph of their security interest or their guarantee by such Restricted Subsidiary, when:

(i) no other Indebtedness described in the prior paragraph has been secured or guaranteed by the Restricted Subsidiary, as the case may be; or

(ii) the holders of the other Indebtedness that is secured or guaranteed by the Restricted Subsidiary also release their security interest in or guarantee by the Restricted Subsidiary, except a discharge or release by or as a result of payment under the guarantee.

Issuances of Guarantees by New Wholly Owned Restricted Subsidiaries

      The Company will provide to the Trustee, within 30 days after the date that any Person (other than a Foreign Subsidiary) becomes a Wholly Owned Restricted Subsidiary, a supplemental indenture to the Indenture, executed by each new Wholly Owned Restricted Subsidiary, providing for a full and unconditional guarantee on a senior subordinated basis by the new Wholly Owned Restricted Subsidiary of the Company’s obligations under the notes and the Indenture to the same extent as that set forth in the Indenture.

Unrestricted Subsidiaries

      The Board may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

(a) the Subsidiary has no Indebtedness other than Non-Recourse Indebtedness, except that the Subsidiary may Guarantee the notes;

(b) no default with respect to any Indebtedness of the Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(c) any Investment in the Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant described under the caption “Description of the Notes — Certain Covenants — Restricted Payments;”

(d) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with the Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(e) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interests in the Subsidiary, or to maintain or preserve such Subsidiary’s financial condition or to cause the Subsidiary to achieve certain levels of operating results.

      The Board may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(a) no Default or Event of Default has occurred and is continuing following the designation; and

(b) the Company would, at the time of making such designation and giving such pro forma effect as if the designation had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “Incurrence of Indebtedness and Issuance of Disqualified Stock” (treating any Indebtedness of such Unrestricted Subsidiary as the incurrence of Indebtedness by a Restricted Subsidiary).

Lines of Business

      Neither the Company nor any of its Restricted Subsidiaries will directly or indirectly engage in any line or lines of business activity other than a Permitted Business.

Reports

      Whether or not the Company is required to file reports with the Commission, the Company will file with the Commission all such annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13(a) or 15(d) under the Exchange Act. The Company is also required:

(a) to supply to the Trustee and each Holder, or supply to the Trustee for forwarding to each Holder, without cost to the Holder, copies of such reports and other documents within 15 days after the date on which the Company files reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required; and

(b) if a filing of reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company’s cost copies of reports and documents to any prospective Holder promptly upon written request.

      If any Guarantor’s or secured party’s financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include that Guarantor’s or secured party’s financial statements in any filing or delivery pursuant to the Indenture.

      The Indenture also provides that, so long as any of the notes remain outstanding, the Company will, upon request, make available to any prospective purchaser of notes or beneficial owner of notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until the Company has either exchanged the notes for securities identical in all material respects which have been registered under the Securities Act or until the holders thereof have disposed of such notes pursuant to an effective registration statement under the Securities Act.

Events of Default and Remedies

      The following are “Events of Default” under the Indenture:

(a) default in the payment of any interest on any note when it becomes due and payable, and continuance of such default for a period of 30 days (whether or not prohibited by the subordination provisions of the Indenture);

(b) default in the payment of the principal of (or premium, if any, on) any note when due whether at maturity, upon redemption, by acceleration or otherwise (whether or not prohibited by the subordination provisions of the Indenture);

(c) failure to perform or comply with the Indenture provisions described under the captions “Description of the Notes — Repurchase at the Option of Holders — Change of Control,” “Description of the Notes — Repurchase at the Option of Holders — Asset Sales” or “Description of the Notes — Certain Covenants — Merger, Consolidation or Sale of Assets;”

(d) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor contained in the Indenture or in any Guarantee (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere in the Indenture), and continuance of the default or breach for a period of 60 days (or 30 days in the case of the failure to perform or comply with the Indenture provisions described under the captions “— Certain Covenants — Restricted Payments” or “Incurrence of Indebtedness and Issuance of Disqualified Stock”) after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the notes then outstanding;

(e) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Indebtedness of the Company or any Significant Subsidiary, which issue individually or in the aggregate has an aggregate outstanding principal amount of not less than $10 million, and the default has resulted in that Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Indebtedness;

(f) failure by the Company or any of its Significant Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $10 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

(g) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any Guarantee in accordance with the Indenture); or

(h) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

      If an Event of Default (other than as specified in clause (h) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding may, and the Trustee at the request of Holders of not less than 25% in aggregate principal amount of the notes then outstanding will, declare the principal of, and accrued interest on, all of the outstanding notes immediately due and payable and, upon that declaration, the principal and the interest will become due and payable immediately.

      If an Event of Default specified in clause (h) above occurs and is continuing, then the principal of and accrued interest on all of the outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

      At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if:

(a) the Company has paid or deposited with the Trustee a sum sufficient to pay:

(i) all overdue interest on all notes;

(ii) all unpaid principal of (and premium, if any, on) any outstanding notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes;

(iii) to the extent that payment of interest upon overdue interest and overdue principal is lawful, interest on overdue interest and overdue principal at the rate borne by the notes; and

(iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(b) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the notes that have become due solely by a declaration of acceleration, have been cured or waived.

No rescission will affect any subsequent default or impair any right consequent on a subsequent default.

      Notwithstanding the preceding paragraph, if the notes have been accelerated because of an Event of Default specified in clause (e) above, provided that no judgment or decree for payment of the money due has been obtained by the Trustee, then that acceleration shall be automatically annulled if the Indebtedness causing the Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration, provided further that the Company will give written notice of that discharge or recession to the Trustee, which notice will be countersigned by the holders, within 30 days after such declaration of acceleration.

      No Holder has any right to pursue any remedy with respect to the Indenture or any remedy under it, unless the Holder gives to the Trustee written notice of a continuing Event of Default, the Holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity satisfactory to the Trustee against any loss, liability or expense that might be incurred by it in connection with the request or direction, to the Trustee to institute a proceeding to pursue the remedy, the Trustee has failed to institute the proceeding within 60 days after receipt of the notice, request and offer of indemnity and the Trustee, within such 60-day period, has not received directions inconsistent with the written request by Holders of a majority in aggregate principal amount of the outstanding notes. These limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or interest on a note on or after the respective due dates expressed in the note.

      The Holders of not less than a majority in aggregate principal amount of the outstanding notes by notice to the Trustee may, on behalf of the Holders of all of the notes, waive any existing Default or Event of Default under the Indenture, except a Default or Event of Default in the payment of the principal of (and premium, if any) or interest on any note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the Holder of each note outstanding.

      If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default or Event of Default within 90 days after the Default or Event of Default occurs. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any notes, the Trustee may withhold the notice to the Holders if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the Holders.

      If an Event of Default occurs by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company had then elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs during any time that the notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the limitation on redemptions of notes specified in the Indenture, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

      The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Guarantors of their obligations under the Indenture and as to any default in such performance.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Guarantees or the Registration Rights Agreement, as applicable, or any claim based on, in respect of, or by reason of, those obligations or their creation. Each Holder by accepting a note waives and releases those liabilities. The waiver and release are part of the consideration for issuance of the notes. This waiver and release may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that a waiver of this type is against public policy.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding notes (“legal defeasance”). Legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and related Guarantees, except for:

(a) the rights of Holders of outstanding notes to receive solely from the trust fund described below in clause (a) payments in respect of the principal of (and premium, if any, on) and interest on the notes when the payments are due;

(b) the Company’s obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the notes and segregate and hold those payments in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee and the Company’s corresponding obligations; and

(d) the defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants set forth in the Indenture most of which are described under “Certain Covenants” above, and any omission to comply with those terminated obligations would not constitute a Default or an Event of Default with respect to the notes (“covenant defeasance”).

      In order to exercise either legal defeasance or covenant defeasance:

(a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm to pay and discharge when due the principal of (and premium, if any, on) and interest on the outstanding notes at maturity (or upon redemption, if applicable);

(b) no Default or Event of Default has occurred and is continuing on the date of the deposit or, insofar as certain events of bankruptcy under clause (h) of “Events of Default” above is concerned, at any time during the period ending on the 91st day after the date of the deposit;

(c) the legal defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture, the Credit Agreement or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound;

(d) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the Closing Date, there has been a change in applicable federal income tax law, to the effect, and the opinion must confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

(e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred; and

(f) the Company must have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Transfer and Exchange

      A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

      The registered Holder of a note is treated as its owner for all purposes.

Amendment, Supplement and Waiver

      Modifications and amendments of the Indenture, any Guarantee or the notes may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the notes (including Additional Notes, if any) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and, subject to Article Six of the Indenture, waive any existing Default or Event of Default or compliance with any provision of the Indenture or the notes; provided, however, that no modification or amendment may, without the consent of the Holder of each outstanding note affected thereby:

(a) change the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount of any note or the rate of interest on any note or any premium payable upon the redemption of any note, or change the coin or currency in which any note or any premium or the interest on any note is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(b) amend, change or modify the covenant described under the caption “Description of the Notes — Certain Covenants — Payments for Consent,” or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant entitled “Description of the Notes — Repurchase at the Option of Holders — Change of Control,” including amending, changing or modifying any definition relating thereto;

(c) reduce the percentage in principal amount of outstanding notes, the consent of whose Holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture;

(d) waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on the notes;

(e) modify the subordination provisions of the notes or the Guarantee of any Guarantor;

(f) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture; or

(g) make any change in the preceding amendment and waiver provisions.

      The Holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with other restrictive covenants and provisions of the Indenture.

      The Company, the Guarantors and the Trustee may amend or supplement the Indenture or the notes, without the consent of any Holders, for any of the following purposes:

(a) to evidence the succession of another Person to the Company and the assumption by that successor of the covenants of the Company in the Indenture and in the notes;

(b) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power conferred upon the Company in the Indenture;

(c) to add additional Events of Default;

(d) to provide for uncertificated notes in addition to or in place of the certificated notes;

(e) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(f) to secure the notes;

(g) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that actions pursuant to this clause may not adversely affect the interests of the Holders in any material respect;

(h) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act;

(i) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(j) to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the notes; or

(k) to provide for the issuance of the notes pursuant to the terms of this Indenture.

      Notwithstanding the foregoing and so long as the Credit Agreement is outstanding, neither the Company nor the Trustee may amend any provisions of the Indenture or the notes concerning the subordination of the notes and the Guarantees without the prior written consent of the Agent Bank, acting on behalf of the Banks under the Credit Agreement.

Concerning the Trustee

      Wells Fargo Bank, N.A., the Trustee under the Indenture, will be the paying agent and registrar for the notes.

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only the duties that are specifically set forth in the Indenture. Under the Indenture, the Holders of a majority in outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs.

      The Indenture and provisions of the Trust Indenture Act, incorporated by reference in the Indenture, contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate the conflict if an Event of Default occurs or it must resign.

Certain Definitions

      “Acquired Indebtedness” means Indebtedness of a Person:

(a) existing at the time the Person is merged with or into the Company or a Subsidiary or becomes a Subsidiary; or

(b) assumed in connection with the acquisition of assets from the Person.

      “Affiliate” means:

(a) with respect to any specified person;

(i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person; or

(ii) any other person that owns, directly or indirectly, 10% or more of the specified person’s Capital Stock; or

(b) any executive officer or director of any person specified in clause (a) hereof.

For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct the management and policies of the specified person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Agent Bank” means Bank of America, N.A. and its successors under the Credit Agreement, in its capacity as administrative agent.

      “Asset Sale” means

(a) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of merger, consolidation, sale and leaseback transaction or similar arrangement) (collectively, a “transfer”) by the Company or any Restricted Subsidiary other than in the ordinary course of business; and

(b) the issue or sale by the Company or any of its Restricted Subsidiaries of Shares of Capital Stock of any of the Company’s Restricted Subsidiaries (which shall be deemed to include the sale, grant or conveyance of any interest in the income, profits or proceeds therefrom), in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions:

(i) that have a fair market value in excess of $2 million; or

(ii) for Net Cash Proceeds in excess of $2 million.

      For the purposes of this definition, the term “Asset Sale” does not include

(a) any transfer of properties or assets:

(i) that is governed by the provisions of the Indenture described under the captions “Description of the Notes — Certain Covenants — Merger, Consolidation or Sale of Assets,” “Description of the Notes — Certain Covenants — Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries” (to the extent of clause (a) thereof) or “Description of the Notes — Certain Covenants — Restricted Payments;”

(ii) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture; or

(iii) representing obsolete or permanently retired equipment and facilities; or

(b) the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used or useful in a Permitted Business.

Notwithstanding anything to the contrary set forth above, a disposition of Receivables and Related Assets other than pursuant to a Receivables Program contemplated under the provisions described under the caption “Description of the Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” shall be deemed to be an Asset Sale.

      “Banks” means the banks and other financial institutions that from time to time are lenders under the Credit Agreement.

      “Board” means the Company’s Board of Directors or any committee of the Board of Directors authorized with respect to any particular matter to exercise powers of the Company’s Board of Directors.

      “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

      “Capital Stock” of any Person means any and all shares, interests, partnership interests, membership interests, participations, rights (in each case other than debt securities convertible into Capital Stock) in or other equivalents (however designated) of such Person’s equity interest (however designated), whether now outstanding or issued after the Closing Date.

      “Capitalized Lease Obligation” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

      “Change of Control” means the occurrence of any of the following:

(a) the consummation of any transaction (including, without limitation, any merger or consolidation):

(i) prior to a Public Equity Offering by the Company, the result of which is that:

(A) the Principals and their Related Parties become the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of less than 40% of the Voting Stock of the Company (measured by voting power rather than the number of shares); and

(B) the Principals and their Related Parties no longer have the power to nominate a majority of the members of the Board; or

(ii) after a Public Equity Offering of the Company, any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, become the beneficial owner (as defined above), directly or indirectly, of 35% or more of the Voting Stock of the Company (measured by voting power rather than the number of shares), and such person is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company, calculated on a fully diluted basis, than the percentage beneficially owned by the Principals and their Related Parties;

(b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as the term is defined in Section 13(d)(3) of the Exchange Act) other than the Principals or Related Parties of the Principals;

(c) the first day on which a majority of the members of the Board are not Continuing Directors; or

(d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than in a transaction that complies with the provisions described under “Certain Covenants — Consolidation, Merger or Sale of Assets.”

      “Closing Date” means October 22, 2003, which is the date the notes were first issued under the Indenture.

      “Consolidated EBITDA” means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period:

(a) Fixed Charges for such period; plus

(b) the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period; plus

(c) the aggregate depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period; plus

(d) any other non-cash charges for such period, and minus non-cash items increasing Consolidated Net Income for such period, other than non-cash charges or items increasing Consolidated Net Income resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business; plus

(e) Minority Interest;

provided that fixed charges, income tax expense, depreciation and amortization expense and non-cash charges of a Restricted Subsidiary will be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

      “Consolidated Net Income” means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

(a) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses relating thereto);

(b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales or discontinued operations;

(c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period;

(d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a “pooling of interests” basis attributable to any period prior to the date of combination;

(e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; and

(f) the cumulative effect of a change in accounting principles.

      “Consolidated Tangible Assets” means, as of the date of determination, the total assets, less goodwill and other intangibles, shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

      “Continuing Directors” means, as of any date of determination, any member of the Board who:

(a) was a member of the Board on the Closing Date;

(b) was nominated for election or elected to such Board with the approval of the majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(c) was nominated by one or more of the Principals and the Related Parties.

      “Credit Agreement” means the credit agreement, dated October 22, 2003, among the Company, the Guarantors, the lenders named therein, Bank of America, N.A., as administrative agent, JP Morgan Chase Bank and Royal Bank of Canada, as syndication agents, and Harris Trust and Savings Bank, as documentation agent as such credit agreement (and related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) may be amended, restated, supplemented, refinanced, replaced (including after termination of a prior agreement), extended or otherwise modified from time to time.

      “Credit Facility” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or other debt instruments, indentures, notes or other agreements, providing for revolving credit loans, term loans, receivables financing, letters of credit or other debt obligations, in each case, as amended, restated, supplemented, refinanced, replaced (including after termination of a prior agreement), extended or otherwise modified from time to time, including without limitation any amendment, restatement, supplement, refinancing, replacement, extension or modification (in each case whether before or after termination of a prior agreement) increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutions).

      “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal executive officer or the principal financial officer of the Company, less the amount of cash or cash equivalents received in connection with a sale of such Designated Noncash Consideration.

      “Designated Senior Indebtedness” means:

(a) the obligations under the Credit Agreement; and

(b) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25 million or more and that has been specifically designated by the Company, in the instrument creating or evidencing such Senior Indebtedness or in an officers’ certificate delivered to the Trustee, as “Designated Senior Indebtedness.”

      “Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board is required to deliver a resolution of the Board, to make a finding or otherwise take action under the Indenture, a member of the Board who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

      “Disqualified Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise:

(a) is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the notes;

(b) is redeemable at the option of the holder thereof, at any time prior to such final Stated Maturity; or

(c) at the option of the holder thereof is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity;

provided that any Capital Stock that would constitute Disqualified Stock solely as a result of the provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem that Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under the captions “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales” described in this prospectus and that Capital Stock specifically provides that the issuer will not repurchase or redeem that stock pursuant to such provision prior to the Company’s repurchase of all notes that are required to be repurchased pursuant to the provisions contained in the covenants described under the captions “Description of the Notes — Repurchase at the Option of Holders — Change of Control” and “Description of the Notes — Repurchase at the Option of Holders — Asset Sales.”

      “Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Sponsors” means J.W. Childs Associates, L.P.; J.W. Childs Equity Partners II, L.P.; JWC Equity Funding II, Inc.; and the Indosuez Group.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Existing Indebtedness” means the Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) outstanding on the Closing Date, until such amounts are repaid.

      “Fixed Charge Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA for a period to Fixed Charges for that period.

      “Fixed Charges” means, for any period, without duplication, the sum of:

(a) the amount that, in conformity with GAAP, would be set forth opposite the caption “interest expense” (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation:

(i) amortization of debt discount;

(ii) the net cash payments under interest rate contracts (including, amortization of discounts);

(iii) the interest portion of any deferred payment obligation;

(iv) amortization of debt issuance costs; and

(v) the interest component of Capitalized Lease Obligations; plus

(b) all dividends and distributions paid (whether or not in cash) on Preferred Stock and Disqualified Stock by the Company or any Restricted Subsidiary (to any Person other than the Company or any of its Restricted Subsidiaries), other than dividends on Equity Interests payable solely in Qualified Equity Interests, computed on a tax effected basis; plus

(c) all interest on any Indebtedness of any Person guaranteed by the Company or any of its Restricted Subsidiaries or secured by a lien on the assets of the Company or any of its Restricted Subsidiaries;

provided, however, that Fixed Charges will not include:

(a) any gain or loss from extinguishment of debt, including the write off of debt issuance costs; and

(b) the fixed charges of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Net Income pursuant to clause (e) of the definition of Consolidated Net Income for such period.

      “Foreign Subsidiary” means a Restricted Subsidiary:

(a) that is incorporated in a jurisdiction other than the United States or a state thereof or the District of Columbia and that has no material operations or assets in the United States; or

(b) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (a) above and is not a guarantor of Indebtedness under the Credit Agreement.

      “Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, that are in effect: (a) with respect to periodic reporting requirements, from time to time; and (b) otherwise on the Closing Date.

      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

      “Guarantors” means, collectively, all Wholly Owned Restricted Subsidiaries that are incorporated in the United States or a state thereof or the District of Columbia (other than any Unrestricted Subsidiary which is not a Guarantor) and any other Restricted Subsidiary that becomes a Guarantor pursuant to the terms of the Indenture.

      “Hedging Obligations” means, with respect to any Person, the obligations of such Person entered into for non-speculative purposes under:

(a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates; and

(b) forward exchange agreements, currency swap, currency option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates.

      “Holder” means the Person in whose name a note is, at the time of determination, registered on the Registrar’s books.

      “Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(a) every obligation of the Person for money borrowed;

(b) every obligation of the Person evidenced by bonds, debentures, notes or other similar instruments;

(c) every reimbursement obligation of the Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(d) every obligation of the Person issued or assumed as the deferred purchase price of property or services;

(e) the attributable value of every Capitalized Lease Obligation of the Person;

(f) all Disqualified Stock of the Person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends thereon;

(g) all Preferred Stock of any Restricted Subsidiary of the Person held by Persons other than the Company or any of its Restricted Subsidiaries;

(h) all obligations of the Person under or in respect of Hedging Obligations; and

(i) every obligation of the type referred to in clauses (a) through (h) of another Person and all dividends of another Person the payment of which, in either case, the Person has:

(i) guaranteed; or

(ii) secured, provided that in the case of this clause (ii) the amount of such Indebtedness shall be limited to the lesser of:

(A) the fair market value of the asset securing such Indebtedness; or

(B) the amount of such Indebtedness.

For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if the price is based upon, or measured by, the fair market value of the Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of the Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by a Person will not be considered Indebtedness for purposes of this definition. In no event will obligations or liabilities in respect of any Capital Stock, other than Disqualified Stock of the

Company or any of its Restricted Subsidiaries and Preferred Stock of any Restricted Subsidiary of the Company held by a Person other than the Company or another Restricted Subsidiary, constitute Indebtedness hereunder.

      “Indosuez Group” means Indosuez NNA Partners; Indosuez NNA Partners II; SCP II Associates; SEI Associates; Suez Capital Partners II, L.P.; and Suez Equity Investors, L.P.

      “Investment” in any Person means:

(a) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to the Person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by the Person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of the Person, or the making of any investment in the Person; and

(b) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including the designation of any Restricted Subsidiary as an Unrestricted Subsidiary. Investments exclude endorsements for deposit or collection in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

      “Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or other encumbrance upon, or with respect to, any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property that the Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

      “Minority Interest” means, with respect to any Person, interests in income of any of the Person’s Subsidiaries held by one or more Persons other than the Person or another Subsidiary of the Person, as reflected on the Person’s consolidated financial statements.

      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of:

(a) brokerage commissions and other fees, transaction costs and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale;

(b) provisions for all taxes payable as a result of such Asset Sale;

(c) payments made to retire Indebtedness where the Indebtedness is secured by the assets that are the subject of such Asset Sale;

(d) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale; and

(e) cash escrows (until released from escrow to the Company or any of its Restricted Subsidiaries) and appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

      “Non-Recourse Indebtedness” means Indebtedness of a Person:

(a) as to which neither the Company nor any of its Restricted Subsidiaries (other than the Person):

(i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness); or

(ii) is directly or indirectly liable (as a guarantor or otherwise); and

(b) the obligees of which will have recourse for repayment of the principal of and interest on such Indebtedness and any fees, indemnities, expense reimbursements or other amount of whatsoever nature accrued or payable in connection with the Indebtedness not against any of the assets of the Company or its Restricted Subsidiaries (other than the Person).

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Pari Passu Indebtedness” means:

(a) with respect to the notes, Indebtedness that ranks pari passu in right of payment to the notes; and

(b) with respect to any Guarantee, Indebtedness that ranks pari passu in right of payment to such Guarantee.

      “Permitted Business” means the business conducted by the Company, its Restricted Subsidiaries and Permitted Joint Ventures as of the Closing Date and any and all other businesses that in the good faith judgment of the Board are reasonably related, ancillary or complementary thereto.

      “Permitted Investments” means any of the following:

(a) Investments in;

(i) United States dollars (including dollars that are held as overnight bank deposits and demand deposits with banks);

(ii) securities with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof);

(iii) certificates of deposit, time deposits or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500,000,000;

(iv) any shares of money market mutual or similar funds having assets in excess of $500,000,000;

(v) repurchase obligations with a term not exceeding seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; and

(vi) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having a rating:

(A) from Moody’s Investors Service, Inc. of at least P-1; or

(B) from Standard & Poor’s Ratings Group of at least A-1;

(b) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment:

(i) the other Person becomes a Restricted Subsidiary; or

(ii) the other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

(c) Investments by the Company or a Restricted Subsidiary in the Company or a Restricted Subsidiary;

(d) Investments in existence on the Closing Date;

(e) Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale permitted under the covenant entitled “Repurchase at the Option of Holders — Asset Sales;”

(f) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries:

(i) in the ordinary course of business for bona fide business purposes of the Company and its Restricted Subsidiaries made in compliance with applicable law in an amount not to exceed $5 million in the aggregate at any one time outstanding; or

(ii) in connection with the purchase by such Persons of Equity Interests of the Company;

(g) any Investment by the Company or any Restricted Subsidiary of the Company in Permitted Joint Ventures made after the Closing Date having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not exceeding the greater of:

(i) $20 million; and

(ii) 15% of the Consolidated Tangible Assets of the Company as of the last day of the most recent full fiscal quarter ending immediately prior to the date of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(h) any Investment by the Company or any Restricted Subsidiary in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided that:

(i) the Investment is made by a Receivables Subsidiary; and

(ii) the only assets transferred to the trust, limited liability company, special purpose entity or other similar entity consists of Receivables and Related Assets of the Receivables Subsidiary;

(i) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(j) Investments consisting of Hedging Obligations otherwise permitted under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(k) Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(l) other Investments that do not exceed $10 million in the aggregate at any one time outstanding.

      “Permitted Joint Venture” means any joint venture, partnership or other Person designated by the Board:

(a) at least 20% of whose Capital Stock with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) is at the time owned (beneficially or directly) by the Company or by one or more Restricted Subsidiaries of the Company and if the Company or its Restricted Subsidiaries owns more than 50% of the Capital Stock of the Permitted Joint Venture, the Permitted Joint Venture is either a Restricted Subsidiary of the Company or has been designated as an Unrestricted Subsidiary of the Company in accordance with the provisions described under the caption “Description of the Notes — Certain Covenants — Unrestricted Subsidiaries;” and

(b) which is engaged in a Permitted Business.

Any such designation (other than with respect to the Persons identified in the preceding sentence) shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to the designation and an officer’s certificate certifying that the designation complied with the foregoing provisions.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:

(a) the principal amount of the Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded plus accrued interest plus the lesser of the amount of any premium required to be paid in connection with the refinancings pursuant to the terms of the indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish the refinancing (in each case plus the amount of reasonable expenses incurred in connection therewith);

(b) the Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, then the Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and is subordinated in right of payment to, the notes on terms, taken as a whole, at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(d) Permitted Refinancing Indebtedness shall not include:

(i) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company; or

(ii) Indebtedness of a Restricted Subsidiary (that is not a Guarantor) that refinances Indebtedness of a Guarantor.

      “Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Preferred Stock” means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents (however designated) of the Person’s preferred or preference stock, whether now outstanding or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of the Person.

      “Principals” means the Equity Sponsors and their respective Affiliates.

      “Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

      “Qualified Equity Interest” means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

      “Qualified Stock” of any Person means any and all Capital Stock of the Person, other than Disqualified Stock.

      “Receivables and Related Assets” means accounts receivable, instruments, chattel paper, health care insurance receivables, obligations, general intangibles and other similar assets, including interest in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

      “Receivables Program” means with respect to any Person, any securitization program pursuant to which the Person pledges, sells or otherwise transfers or encumbers its Receivables and Related Assets, including a trust, limited liability company, special purpose entity or other similar entity.

      “Receivables Subsidiary” means a Wholly Owned Subsidiary (i) created for the purpose of financing Receivables and Related Assets created in the ordinary course of business of the Company and its Subsidiaries and (ii) the sole assets of which consist of Receivables and Related Assets of the Company and its Subsidiaries and Permitted Investments.

      “Related Party” means:

(a) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals or such other Persons referred to in the immediately preceding clause.

      “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

      “Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Senior Indebtedness” means:

(a) the obligations under the Credit Agreement and any Hedging Obligations owing by the Company or any Guarantor to any lender which is a party to the Credit Agreement (or to any Affiliate of a lender); and

(b) any other Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary under the terms of the Indenture, unless the instrument under which that Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Indebtedness for money borrowed.

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

(a) Indebtedness evidenced by the notes or the Guarantees;

(b) Indebtedness of the Company or any Guarantor that is expressly subordinated in right of payment to any Senior Indebtedness of the Company or the Guarantor or the notes or the Guarantor’s Guarantee;

(c) Indebtedness of the Company or any Guarantor that by operation of law is subordinate to any general unsecured obligations of the Company or any Guarantor;

(d) Indebtedness of the Company or any Guarantor to the extent incurred in violation of the Indenture (but as to any that Indebtedness, no violation shall be deemed to exist for purposes of this clause (d) if the Holder(s) of that Indebtedness or their representative shall have in good faith received a certificate from an officer of the Company or the Restricted Subsidiary to the effect that the incurrence of such Indebtedness does not and would not violate the provisions of the Indenture);

(e) any liability for foreign, federal, state or local taxes or other taxes, owed or owing by the Company or any Guarantor;

(f) trade account payables owed or owing by the Company or any Guarantor to the extent constituting Indebtedness;

(g) amounts owed by the Company or any Guarantor for compensation to employees or for services rendered to the Company or such Guarantor;

(h) Indebtedness of the Company or any Guarantor to any Restricted Subsidiary or any other Affiliate of the Company;

(i) Disqualified Stock of the Company or any Guarantor; and

(j) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Restricted Subsidiary.

      “Significant Subsidiary” means, at any time, any Restricted Subsidiary that qualifies at such time as a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the Commission (as in effect on the Closing Date).

      “Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in that note as the fixed date on which the principal of that note or the installment of interest is due and payable and, when used with respect to any other Indebtedness, means the date specified in the instrument governing that Indebtedness as the fixed date on which the principal of that Indebtedness or any installment of interest on that Indebtedness is due and payable.

      “Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor that is subordinated in right of payment to the notes or the Guarantee issued by the Guarantor, as the case may be.

      “Subsidiary” means any Person a majority of the total voting power of the Voting Stock of which is at the time owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company.

      “Unrestricted Subsidiary” means:

(a) any Subsidiary that is designated by the Board as an Unrestricted Subsidiary in accordance with the “Unrestricted Subsidiaries” covenant; and

(b) any Subsidiary of an Unrestricted Subsidiary.

      “Voting Stock” means any class or classes of Capital Stock whose holders have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

      “Weighted Average Life to Maturity” means, as of the date of determination with respect to any Indebtedness or Disqualified Stock, the quotient obtained by dividing:

(a) the sum of the products of:

(i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Indebtedness or Disqualified Stock, respectively; multiplied by

(ii) the amount of each principal or liquidation value payment; by

(b) the sum of all such principal or liquidation value payments.

      “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the outstanding Voting Stock (other than directors’ qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which is owned, directly or indirectly, by the Company.

      “Wholly Owned Subsidiary” means any Subsidiary, all of the outstanding Voting Stock (other than directors’ qualifying shares or shares of foreign Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which is owned, directly or indirectly, by the Company.

Book-Entry, Delivery and Form

      The notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000 (“Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “Description of the Notes — Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depositary Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

      DTC has advised the Company that DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, “Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of Participants or Indirect Participants.

      DTC has also advised the Company that pursuant to procedures established by it:

(a) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(b) ownership of the Global Notes will be shown on, and the transfer of ownership of the Global Notes will be effected only through, records maintained by DTC (with respect to Participants), or by Participants and Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests in the Global Notes directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in DTC’s system. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to those Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interest in a Global Note to pledge those interests to Persons that do not participate in DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” of Global Notes under the Indenture for any purpose.

      Payments in respect of the principal, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(a) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(b) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities like the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by Participants and Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of Participants or Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised the Company that it will take any action permitted to be taken by a Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the notes as to which the Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes and the Offshore Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures, and they may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      All Global Notes shall be exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(a) the Company delivers to the Trustee notice from DTC that it is unwilling or unable to continue to act as depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Company within 90 days after the date of such notice from DTC;

(b) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(c) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee, among other things, a written certificate (in the form provided in the Indenture) to the effect that the transfer will comply with the appropriate transfer restrictions applicable to such notes in accordance with the Indenture.

Same-Day Settlement and Payment

      The Indenture requires that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, to the office or agency of the Company maintained for such purpose in New York, New York or, at the Company’s option, payments of interest may be made by mailing a check to each such holder’s registered address. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and that crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights Agreement

      As required by the Registration Rights Agreement, we will use our reasonable best efforts to keep this registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the notes by the initial purchasers for a period of two years following the effective date of this registration statement, or until the date when all notes offered for sale pursuant to the prospectus that is part of this registration statement have been sold.

      A selling securityholder that sells notes pursuant to this registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the prospectus, deliver a prospectus to purchasers and be subject to relevant civil liability provisions under the Securities Act in connection with such sales.

      If this registration statement ceases to be effective or usable for its intended purpose for more than 30 days (we refer to each such event described as a registration default), we will pay liquidated damages to holders of notes with respect to the first 90-day period following such registration default of the notes in an amount equal to $0.05 per week per $1,000 principal amount of notes held by such holder. This amount will increase by an additional $0.05 per week per $1,000 principal amount of notes at the beginning of each subsequent 90-day period, up to a maximum amount of $0.30 per week per $1,000 principal amount of notes. When the registration statement once again becomes usable, these liquidated damages shall cease to accrue.

      Prior to the effective date of this registration statement, we intend to give notice of this registration statement, which we refer to as the filing notice, to each of the holders of the notes in the same manner as we would give notice to holders of notes under the indenture. The filing notice sought, among other things, a determination from each holder as to whether that holder elects to have its notes registered for sale pursuant to this registration statement.

      A holder who elects to sell any notes pursuant to this registration statement will be required to be named as a selling securityholder in the related prospectus, may be required to deliver a prospectus to purchasers and may be subject to certain civil liability provisions under the Securities Act in connection with those sales.

      We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of this registration statement. You are required to complete the notice and questionnaire prior to any intended distribution of your notes pursuant to this registration statement.

      No holder of notes will be entitled to be named as a selling securityholder in this registration statement as of the date on which this registration statement is declared effective; that time is referred to as the effective time, and no holder of notes will be entitled to use the prospectus that is part of this registration statement for offers and resales of notes at any time, unless the holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire.

      Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. When we receive a completed and signed notice and questionnaire prior to the effective date of the registration statement, we will include the notes covered by that questionnaire in this registration statement.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain material United States federal income tax consequences relevant to holders of the notes. Except where noted, it deals only with those holders who acquire the notes pursuant to this offering and who hold notes as capital assets. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, so as to result in United States federal income tax considerations different from those discussed below.

      We do not address all of the tax consequences that may be relevant to a “U.S. Holder” (as defined below) of the notes. We also do not address, except as stated below, any of the tax consequences to holders that are “Non-U.S. Holders” (as defined below) or to holders that may be subject to special tax treatment including banks, thrift institutions, real estate investment trusts, personal holding companies, regulated investment companies, insurance companies, tax exempt entities, persons who hold the notes in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or U.S. Holders whose “functional currency” is not the United States dollar, and brokers and dealers in securities or currencies. Further, we do not address:

•	the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

•	the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes; or

•	any state, local or foreign tax consequences of the purchase, ownership and sale of the notes.

      A U.S. Holder is a beneficial owner of our notes and is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) a court in the United States can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate, the income of which is subject to United States federal income taxation regardless of its source.

      A Non-U.S. Holder is a beneficial owner (other than a partnership) of our notes other than a U.S. Holder.

      If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your own tax advisor.

      No rulings have been sought or will be sought from the IRS with respect to any of the United States federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

U.S. Holders

Payment of Stated Interest

      Stated interest payable on the notes generally will be included in the gross income of a U.S. Holder as ordinary interest income at the time such interest is accrued or received in accordance with the U.S. Holder’s method of accounting for United States federal income tax purpose.

Market Discount

      If a U.S. Holder purchases a note for an amount that is less than the face value of the notes, such U.S. Holder will be treated as having purchased the note at a “market discount,” unless such market discount is less than a specified de minimis amount.

      Under the market discount rules, a U.S. Holder will not be required to include market discount in income as it accrues, but must treat any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on a constant yield basis.

      A U.S. Holder may also be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions. The U.S. Holder may take a current deduction for that portion of its interest expense paid or incurred to carry the market discount obligation that does not exceed the amount of stated interest on the note. The U.S. Holder may also deduct that portion of its interest expense that exceeds the allocable portion of market discount for the same accrual period.

      A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis). If this election is made, the rules described above regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium

      If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Sale, Exchange and Retirement of a note

      Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in the note increased by accrued market discount, if any, that the

U.S. Holder has included in income and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Non-U.S. Holders

      The following is a summary of United States federal tax consequences that will apply to you if you are a Non-U.S. Holder of notes. As described above, a “Non-U.S. Holder” is a beneficial owner (other than a partnership) of our notes other than a U.S. Holder.

      Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are United States expatriates. Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payments with Respect to the notes

      If you are a Non-U.S. Holder, all payments made to you on the notes, and any gain realized on a sale, exchange, redemption or repurchase of the notes, will be exempt from the 30% United States federal withholding tax and the United States federal income tax, provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code;

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your notes through certain qualified intermediaries and you satisfy the certification requirements of applicable Treasury regulations (special certification rules apply to holders that are pass-through entities); and

•	in the case of a sale, exchange, redemption or repurchase of the notes:

•	if you are an individual Non-U.S. Holder, you are present in the United States for less than 183 days in the taxable year of disposition (or are present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met); and

•	your holding of the note is not effectively connected with the conduct of a trade or business in the United States.

      If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      If you are engaged in a trade or business in the United States and interest on a note or gain realized from the sale, exchange, repurchase or redemption of the note is effectively connected with the conduct of that trade or business (and, where a tax treaty applies, is attributable to a United States permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax if you provide an IRS Form W-8ECI as described above) on that interest or gain on a net income basis in the same manner as if you were a United States person (as defined under the Code). In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States For this purpose, interest or gain will be included in the earnings and profits of such foreign corporation. An individual Non-U.S. Holder who is in the United States for more than 183 days in the taxable year that the note is sold, exchanged, redeemed or repurchased, and meets certain other conditions, will be subject to a flat 30% United States federal income tax on the gain derived, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.

Backup Withholding and Information Reporting

      If you are a U.S. Holder of our notes, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a note, unless you are an exempt recipient, such as a corporation. If you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable United States information reporting or certification requirements, the IRS may require us to withhold federal income tax at the rate set by Section 3406 of the Code (currently 28%) from those payments.

      In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the certification described above under “Treatment of Non-U.S. Holders — Payments With Respect to the notes.” However, income allocable to Non-U.S. Holders generally will be subject to annual tax reporting on IRS Form 1042-S.

      In addition, if you are a Non-U.S. Holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the certification described above under “Treatment of Non-U.S. Holders — Payments With Respect to the notes” and does not have actual knowledge that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

      All of the notes are being offered by the selling securityholders listed in the table below. The notes were originally issued by NNA in a private placement and were resold by the initial purchasers thereof to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Selling securityholders, including any non-sale transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the notes pursuant to this prospectus, as amended by any and all amendments to the registration statement of which this prospectus forms a part or as supplemented by any and all prospectus supplements.

      No offer or sale under this prospectus may be made by a holder of the notes unless that holder is listed in the table below or until that holder has notified us and an amendment to the registration statement of which this prospectus forms a part becomes effective or, if applicable, a supplement to this prospectus has been filed. We will amend the registration statement of which this prospectus forms a part, or supplement this prospectus if applicable, to include additional selling securityholders upon request and upon provision by the respective selling securityholder of all required information to us.

      The selling securityholders may offer all, some or none of the notes. Because the selling securityholders may offer all or some portion of the notes, we cannot estimate the amount of the notes that will be held by the selling securityholders upon termination of any sales.

	Principal Amount of	Notes Owned After
	Notes Beneficially	Completion of This
Name of Selling Securityholder	Owned that may be Sold	Offering(1)

Boston Income Portfolio(2)	$2,675,000	0
Diversified Investors High Yield Bond Fund(2)	455,000	0
EV Emerald US High Yield Bond Fund(2)	180,000	0
EV Limited Duration Income Fund(2)	2,000,000	0
EV Senior Income Trust(2)	65,000	0
Hallmark Cards Inc. EV High Yield(2)	200,000	0
High Income Portfolio(2)	1,420,000	0
Volkswagen of America, Inc. EV High Yield(2)	25,000	0
Guardian High Yield Bond Fund(3)	288,000	0
Guardian VC High Yield Bond Fund(3)	212,000	0
401 Savings Plan of The Chase Manhattan Bank and Certain Affiliated Cos.(4)	465,000	0
Briggs & Stratton Corporation Retirement Plan – High Yield(4)	65,000	0
The City of Memphis Retirement System High Yield(4)	250,000	0
City of New York Fire Department Pension Fund High Yield(4)	500,000	0
City of New York Police Department Pension Fund High Yield(4)	850,000	0
EA/ MacKay High Yield Cayman Unit Trust(4)	2,565,000	0
Employees Retirement System of the City of Fort Worth High Yield(4)	95,000	0
Florida State Board of Administration High Yield(4)	780,000	0
Illinois Municipal Retirement Fund High Yield(4)	715,000	0
MacKay Shields Long Short Fund Goldman Sachs(4)	825,000	0
MacKay Shields Master Long/ Short Fund Goldman Sachs(4)	4,175,000	0
MacKay Shields Trust High Yield Corporate Bond(4)	450,000	0
The Mainstay Funds, Inc.; on behalf of its Diversified Income Fund(4)	75,000	0

	Principal Amount of	Notes Owned After
	Notes Beneficially	Completion of This
Name of Selling Securityholder	Owned that may be Sold	Offering(1)

The Mainstay Funds, Inc.; on behalf of its High Yield Corporate Bond Fund Series(4)	6,455,000	0
The Mainstay Funds, Inc.; on behalf of its Strategic Value Fund(4)	15,000	0
Mainstay VP Series Fund, Inc., on behalf of its High Yield Corporate Bond Portfolio(4)	1,525,000	0
Nations Annuity Fund High Yield(4)	115,000	0
Nations Master Investment High Yield(4)	1,905,000	0
New York District Council of Carpenters Pension Fund(4)	120,000	0
Nisource Corp. Services Company High Yield(4)	245,000	0
NY Life Insurance Company — Separate Account GOA-BB-High Yield(4)	460,000	0
Ohio Police & Fire Pension Fund High Yield(4)	455,000	0
Pennsylvania Public Schools Employees’ Retirement System(4)	1,470,000	0
Pensioenfonds Metaal En Techniek(4)	830,000	0
Police Officers Pension System of the City of Houston(4)	310,000	0
Riyad Bank High Yield(4)	165,000	0
San Antonio Fireman & Police Pension Fund High Yield(4)	160,000	0
Scottish Widows Fund & Life Assurance Society High Yield(4)	860,000	0
Tennessee Valley Authority Retirement System High Yield(4)	660,000	0
Writers Guild Industry Health Fund High Yield(4)	65,000	0
New York Marine and General Insurance Company(5)	800,000	0
Gotham Insurance Company(5)	200,000	0
Armstrong RIP High Yield(6)	75,000	0
AXA-IM High-Yield Partners, LP(6)	100,000	0
AXA World Funds(6)	60,000	0
Cardiff Traditional High Yield(6)	425,000	0
FCP AXA/ Belgium US High Yield(6)	655,000	0
Fisher Scientific International(6)	140,000	0
General Chemical Industrial Products(6)	40,000	0
GenTek, Inc.(6)	80,000	0
Highmark Casualty(6)	115,000	0
Highmark General Inc.(6)	435,000	0
Highmark Life(6)	165,000	0
Highmark Pension(6)	185,000	0
Matignon Amerique Rendement(6)	570,000	0
Orchid Management Corp.(6)	20,000	0
Penates Foundation #2(6)	15,000	0
Riverside Health System(6)	185,000	0
USEC(6)	215,000	0
Westwood Personal Trust(6)	190,000	0
Westwood Trust Employee Benefit(6)	115,000	0
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund(7)	120,000	0

	Principal Amount of	Notes Owned After
	Notes Beneficially	Completion of This
Name of Selling Securityholder	Owned that may be Sold	Offering(1)

Fidelity Advisor Series II: Fidelity Advisor Strategic Income Fund(7)	490,000	0
Fidelity Fixed-Income Trust: Fidelity High Income Fund(7)	2,110,000	0
Fidelity Income Fund: Fidelity Total Bond Fund(7)	20,000	0
Fidelity Puritan Trust: Fidelity Balanced Fund(7)	340,000	0
Fidelity Puritan Trust: Fidelity Puritan Fund(7)	1,060,000	0
Fidelity School Street Trust: Fidelity Strategic Income Fund(7)	700,000	0
Fidelity Summer Street Trust: Fidelity Capital & Income Fund(7)	3,240,000	0
Variable Insurance Products Fund III: Balanced Portfolio(7)	30,000	0
Fidelity Management Trust Company on behalf of accounts managed by it(8)	1,890,000	0
Fidelity Canadian Balanced Fund(9)	70,000	0
Met Investors Series Trust(10)	1,500,000	0
Par IV Master Fund, Ltd.(11)	4,925,000	0
Sunrise Partners Limited Partnership(12)	4,925,000	0
Any unidentified holder of notes or future non-sale transferee, pledgee, donee or successor of any such unidentified holder(13)	98,650,000	0

Total	$160,000,000	0

(1)	We do not know when or in what amounts a selling securityholder may offer the notes for sale. The selling securityholders might not sell any of the notes offered by this prospectus. Because the selling securityholders may offer all or some of the notes pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of the notes, we cannot estimate the number of the notes that will be held by the selling securityholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering pursuant to this prospectus, none of the notes will be held by the selling securityholders.

(2)	Eaton Vance Management acts as investment manager for the selling securityholder. Michael W. Weilheimer as portfolio manager and head of the high yield bond department exercises investment power over the notes.

(3)	Peter J. Liebst as managing director and portfolio manager exercises investment power over the notes. The selling securityholder has informed us that (i) it is an affiliate of Guardian Investor Services LLC and Park Avenue Securities, registered broker-dealers, (ii) it purchased the notes in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(4)	MacKay Shields, LLC acts as investment advisor to the selling securityholder. Don E. Morgan, III as senior managing director of high yield bonds exercises investment power over the notes. MacKay Shields, LLC has informed us that (i) it is an affiliate of NYLIFE Distributors, LLC and NYLIFE Securities, Inc., registered broker-dealers, (ii) it purchased the notes in the ordinary course of business, and (iii) at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(5)	George Rea Trumbull, III, Mark Willis Blackman, Paul Joseph Hart, Thomas John Iacopelli, George Frederick Berg and Arthur George Kallop as officers of the selling securityholder exercise investment power over the notes.

(6)	AXA Investment Managers Inc. acts as investment manager for the selling securityholder. Hannah Strasser as portfolio manager exercises investment power over the notes.

(7)	The selling securityholder has informed us that it is a registered investment fund, or a Fund, advised by Fidelity Management & Research Company, or FMR Co., a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 9,009,967 shares of our outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3rd, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the 9,009,967 shares of common stock and the notes owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3rd, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares of common stock owned directly by the Fund, which power resides with the Fund’s Board of Trustees. The Fund has informed us that (i) it is an affiliate of a broker-dealer, (ii) it purchased the notes in the ordinary course of business, and (iii) at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(8)	The selling securityholder has informed us that the notes and 849,435 shares of our common stock it holds are owned directly by various private investment accounts, primarily employee benefit plans for which the selling securityholder serves as trustee or managing agent. The selling securityholder is a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. The selling securityholder is the beneficial owner of the notes and 849,435 shares of our common stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3rd and FMR Corp., through its control of the selling securityholder, each has sole dispositive power over the notes and the 849,435 shares and sole power to vote or to direct the voting of the 849,435 shares of our common stock owned by the institutional account(s) as reported above.

(9)	The selling securityholder has informed us that it is an Ontario Mutual Fund Trust. Its trustee and manager is Fidelity Investments Canada Limited, or FICL. FICL is advised by FMR Co., and FMR Co. shares investment power over the notes held by the selling securityholder with Mr. Edward C. Johnson 3rd.

(10)	Elizabeth Forget as President exercises investment power over the notes. The selling securityholder has informed us that (i) it is an affiliate of MetLife Investors Distribution Company, a registered broker-dealer, (ii) it purchased the notes in the ordinary course of business, and (iii) at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(11)	Robert Burke as a managing member and chief executive officer of the selling securityholder’s investment manager exercises investment power over the notes.

(12)	S. Donald Sussman as the controlling person of the selling securityholder’s general partner exercises investment power over the notes. The selling securityholder has informed us that (i) it is an affiliate of Paloma Securities L.L.C., a registered broker-dealer, (ii) it purchased the notes in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(13)	Information about additional selling securityholders will be set forth in amendments to the registration statement of which this prospectus forms a part before those securityholders make any offers or sales pursuant to this prospectus.

PLAN OF DISTRIBUTION

Securities Offered by the Selling Securityholders

      The notes may be sold from time to time to purchasers directly by the selling securityholders and through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes. These discounts, concessions or commissions as to any particular underwriter, broker, dealer or agent may be in excess of those customary in the types of transactions involved.

      The notes may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	varying prices determined at the time of sale, or

•	negotiated prices.

      The sales may be effected in transactions:

•	in the over-the-counter market,

•	in transactions otherwise than in the over-the-counter market,

•	through the writing and exercise of options, whether the options are listed on an options exchange or otherwise, or

•	through the settlement of short sales.

      In connection with the sales of the notes or otherwise, the selling securityholders may enter into hedging transactions with brokers, dealers or other financial institutions. These brokers, dealers or other financial institutions may in turn engage in short sales of the notes in the course of hedging their positions. The selling securityholders may also sell the notes short and deliver notes to close out short positions, or they may loan or pledge notes to brokers or dealers that, in turn, may sell the notes. To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker, dealer or agent regarding the sale of the notes by the selling securityholders.

      The aggregate proceeds to the selling securityholders from the sale of the notes offered by them will be the purchase price of the notes less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the notes to be made directly or through agents. We will not receive any of the proceeds of the sale of the notes offered by this prospectus.

      In order to comply with the securities laws of some states, if applicable, the notes may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling securityholders and any brokers, dealers or agents who participate in the distribution of the notes may be deemed to be “underwriters” under the securities laws. As a result, any profits on the sale of the notes by selling securityholders and any discounts, commissions or concessions received by any such broker, dealer or agent might be deemed to be underwriting discounts or commissions under the securities laws. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to liabilities including, but not limited to, those under the securities laws. Selling securityholders who are deemed underwriters will be subject to the prospectus delivery requirements of the securities laws.

      If the notes are sold through underwriters, brokers or dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent commissions.

      We do not know when or whether any selling securityholder will sell any or all of the notes pursuant to this prospectus. In addition, any notes covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The selling securityholders may not sell any or all of the notes and may not transfer, devise or gift these securities by other means not described in this prospectus.

      The selling securityholders have acknowledged that they and other persons participating in any distribution will be subject to the securities laws and rules, including Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the notes by the selling securityholders and any other persons. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes to engage in market-making activities with respect to the particular notes being distributed for a period of up to five business days prior to the commencement of the distribution. This restriction may affect the marketability of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes.

      At the time a particular offering of the notes is made and to the extent required, the specific notes to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      Under the registration rights agreement, we and the selling securityholders will be indemnified by one another against liabilities, including some liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

      We and the guarantors have agreed to jointly and severally pay the expenses incidental to the registration of the notes other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

      Alston & Bird LLP, Atlanta, Georgia will pass upon the validity of the notes.

EXPERTS

      The consolidated financial statements of Renal Care Group, Inc. for the three years ended December 31, 2003 incorporated in the Registration Statement by reference to the report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2004, have been so incorporated in reliance on the report of Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of NNA for the three years ended December 31, 2003 incorporated in the Registration Statement by reference to the report on Form 8-K/ A filed with the Securities and Exchange Commission on April 19, 2004, have been so incorporated in reliance on the report of KPMG LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of those documents at the SEC’s regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings by accessing the SEC’s Internet site at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC from the date of this prospectus to the end of the offering under this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We are incorporating by reference in this prospectus the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including exhibits, until the termination of this offering by the selling securityholders pursuant to this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003 and filed on March 4, 2004, as amended by Amendment No. 1 on Form 10-K/A filed on March 9, 2004, and as further amended by Amendment No. 2 on Form 10-K/A filed on April 29, 2004;

•	our current report on Form 8-K filed on April 16, 2004, as amended by our current report Form 8-K/ A filed on April 19, 2004, and as further amended by our current report Form 8-K/ A filed on May 7, 2004;

•	our current report on Form 8-K filed on April 19, 2004;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004 and filed on May 10, 2004;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2004 and filed on August 9, 2004;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004 and filed on October 29, 2004; and

•	our current report on Form 8-K filed on December 7, 2004.

      Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference in this prospectus. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus or in earlier-dated documents incorporated by reference.

      You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or telephone number: 2525 West End Avenue, Suite 600, Nashville, Tennessee 37203, (615) 345-5500, Attention: General Counsel.

$160,000,000

Renal Care Group, Inc.

9% Senior Subordinated Notes Due 2011

PROSPECTUS

December 23, 2004